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                                                               EXHIBIT 2.1
                                                               EXECUTION COPY







                               PURCHASE AGREEMENT
                                  BY AND AMONG
                            AMERICAN CYANAMID COMPANY
                       AMERICAN HOME PRODUCTS CORPORATION
                       AHP SUBSIDIARY HOLDING CORPORATION
                                       AND
                          TYCO INTERNATIONAL (US) INC.















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                                TABLE OF CONTENTS
                                                                           PAGE

ARTICLE I.

DEFINITIONS...............................................................  2

ARTICLE II.

THE ACQUISITION........................................................... 15
         2.1.  PURCHASE AND SALE.......................................... 15
         2.2.  ASSUMPTION OF LIABILITIES.................................. 15

ARTICLE III.

CLOSING; PURCHASE PRICE ADJUSTMENT........................................ 16
         3.1.  THE CLOSING................................................ 16
         3.2.  DELIVERIES BY BUYER........................................ 16
         3.3.  DELIVERIES BY SELLERS...................................... 17
         3.4.  FURTHER ASSURANCES......................................... 18
         3.5.  CLOSING STATEMENT.......................................... 19
         3.6.  ADJUSTMENT OF PURCHASE PRICE............................... 20

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS................................. 21
         4.1.  ORGANIZATION, GOOD STANDING, POWER, ETC.................... 21
         4.2.  CAPITALIZATION OF THE COMPANIES............................ 22
         4.3.  EFFECT OF AGREEMENT........................................ 23
         4.4.  FINANCIAL STATEMENTS AND NET ASSET VALUE................... 23
         4.5.  ABSENCE OF CERTAIN CHANGES OR EVENTS....................... 24
         4.6.  TAXES...................................................... 24
         4.7.  REAL PROPERTY.............................................. 25
         4.8.  GOOD TITLE TO AND CONDITION OF ASSETS...................... 26
         4.9.  CONTRACTS.................................................. 26
         4.10.  INTELLECTUAL PROPERTY RIGHTS.............................. 27
         4.11.  LITIGATION AND CLAIMS..................................... 28
         4.12.  COMPLIANCE WITH LAW; APPLICABLE PERMITS................... 28
         4.13.  [INTENTIONALLY OMITTED]
                .......................................................... 29
         4.14.  FDA MATTERS............................................... 29
         4.15.  LABOR MATTERS............................................. 29
         4.16.  INSURANCE. ............................................... 29
         4.17.  BROKER'S FEES............................................. 29
         4.20.  NO OTHER REPRESENTATIONS OR WARRANTIES;
                           DISCLOSURE..................................... 30

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER .................................. 30
         5.1.  CORPORATE ORGANIZATION..................................... 30
         5.2.  AUTHORITY RELATIVE TO THIS AGREEMENT....................... 31
         5.3.  BROKER'S FEES.............................................. 31
         5.4.  CONSENTS AND APPROVALS; NO VIOLATIONS...................... 31
         5.5.  FINANCIAL CAPABILITY....................................... 32
         5.6.  SECURITIES ACT............................................. 32
               ........................................................... 32


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         5.7.  NO OTHER REPRESENTATIONS OR WARRANTIES..................... 32

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE CLOSING................................... 32
         6.1.  CONDUCT OF BUSINESS PENDING THE CLOSING.................... 32
         6.2.  PERMITTED ACTIONS.......................................... 34

ARTICLE VII.

ADDITIONAL AGREEMENTS..................................................... 35
         7.1.  EXPENSES................................................... 35
         7.2.  ADDITIONAL AGREEMENTS...................................... 35
         7.3.  ACCESS TO INFORMATION...................................... 35
         7.4.  FILINGS AND AUTHORIZATIONS................................. 35
         7.5.  INFORMATION FOR OTHER FILINGS.............................. 36
         7.6.  TAX MATTERS................................................ 37
         7.7.  COVENANT NOT TO COMPETE.................................... 41
         7.8.  USE OF CERTAIN NAMES....................................... 43
         7.9.  ANCILLARY AGREEMENTS....................................... 43
         7.10.  TERMINATION OF SALE DISCUSSIONS........................... 43
         7.11.  REMOVAL OF INTERNATIONAL ASSETS........................... 43
         7.12.  EXCLUDED ASSETS AND LIABILITIES........................... 43
         7.13.  ACCESS TO RECORDS AFTER EFFECTIVE TIME.................... 44
         7.14.  DISCLOSURE SUPPLEMENT..................................... 44
         7.15.  AHP GUARANTY REMOVAL...................................... 44
         7.16.  COOPERATION............................................... 44
         7.17.  ASSUMPTION ............................................... 45

ARTICLE VIII.

CONDITIONS................................................................ 45
         8.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT
                           THE TRANSACTIONS CONTEMPLATED BY THIS
                           AGREEMENT...................................... 45
         8.2.  CONDITIONS TO THE OBLIGATION OF SELLERS.................... 45
         8.3.  CONDITIONS TO THE OBLIGATION OF BUYER...................... 46

ARTICLE IX.

AGREEMENTS WITH RESPECT TO EMPLOYEES
AND EMPLOYEE BENEFITS..................................................... 47
         9.1.  U.S. EMPLOYEE PLANS........................................ 47
         9.2.  INTERNATIONAL PLANS........................................ 48
         9.3.  BUYER'S OBLIGATIONS TO EMPLOYEES........................... 49
         9.4.  TREATMENT OF SELLERS' U.S. EMPLOYEE PLANS AND
                           U.S. BENEFIT ARRANGEMENTS...................... 51
         9.5.  INTERNATIONAL EMPLOYEES OF THE EUROPEAN UNION
                           ("EU")......................................... 55
         9.6.  TREATMENT OF SELLERS' INTERNATIONAL PLANS.................. 55
         9.7.  STOCK OPTIONS.............................................. 57
         9.8.  NO THIRD PARTY BENEFICIARIES............................... 57

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER......................................... 58
         10.1.  TERMINATION............................................... 58


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         10.2.  EFFECT OF TERMINATION..................................... 58

ARTICLE XI.

INDEMNIFICATION........................................................... 59
         11.1.  INDEMNIFICATION........................................... 59
         11.2.  PROCEDURES................................................ 64
         11.3.  LIMITATIONS............................................... 65
         11.4.  INDEMNIFICATION AS SOLE REMEDY............................ 65

ARTICLE XII.

GENERAL PROVISIONS........................................................ 66
         12.1.  PUBLIC STATEMENTS......................................... 66
         12.2.  NOTICES.   ............................................... 66
         12.3.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES................ 67
         12.4.  AMENDMENT. ............................................... 67
         12.5.  WAIVER.    ............................................... 67
         12.6.  PARTIES IN INTEREST....................................... 67
         12.7.  MISCELLANEOUS............................................. 68
         12.8.  DISCLOSURE SCHEDULE....................................... 68


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                               PURCHASE AGREEMENT


          This PURCHASE AGREEMENT dated as of December 20, 1997 (the "Agreement") by and among AMERICAN CYANAMID COMPANY, a Maine corporation ("Cyanamid"), AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"), AHP SUBSIDIARY HOLDING CORPORATION, a Delaware corporation ("AHP Sub" and, together with AHP and Cyanamid, "Sellers") and Tyco International, (US) Inc., a Massachusetts corporation ("Buyer").

                              W I T N E S S E T H:

          WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, the Business (as defined herein), which the parties agree will be achieved pursuant to the purchase and sale of the Shares (as defined herein) and the Assets (as defined herein), all on the terms and subject to the conditions set forth herein;

          WHEREAS, AHP Sub owns and has the legal right and authority to sell, transfer, assign and deliver 1,000 shares (the "Sherwood Shares") of common stock, no par value per share, of SHERWOOD MEDICAL COMPANY, a Delaware corporation ("Sherwood"), which shares constitute all of the issued and outstanding shares of capital stock of Sherwood;

          WHEREAS, the Other Shares (as defined herein) included in the purchase and sale are owned by the Share Transferor Entities (as defined herein) and Sellers desire to sell to Buyer, and desire that such Share Transferor Entities sell to Buyer, and Buyer desires to purchase from Sellers and such Share Transferor Entities, the Other Shares;

          WHEREAS, the Assets included in the purchase and sale are owned by Sellers and the Asset Transferor Entities and Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers and the Asset Transferor Entities, the Assets; and

          WHEREAS, in connection with such purchase and sale, Buyer is willing to assume certain liabilities of Sellers and such Affiliates and to employ those employees of Sellers and such Affiliates primarily engaged in the conduct of the Business, all on the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:



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                                   ARTICLE I.

                                   DEFINITIONS

          Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

          1.1. "ACCOUNTANT" shall have the meaning set forth in Section 3.5(c).

          1.2. "AFFILIATE" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, PROVIDED, HOWEVER, for purposes of this Agreement the term "Affiliate" shall not include (i) subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect and (ii) the Joint Ventures.

          1.3. "AGREEMENT" shall mean this Agreement and any supplements, amendments, exhibits and schedules hereto.

          1.4. "AGGRIEVED PARTY" shall have the meaning set forth in Section 11.2(i).

          1.5. "APPLICABLE LAWS" shall mean all laws, statutes, regulations and ordinances of any Governmental Authority having jurisdiction over the Companies or the Assets as may be in effect on or prior to the Closing.

          1.6. "APPLICABLE PERMITS" shall mean any waiver, exemption, variance, permit, authorization, license or similar approval, required to be obtained or maintained under Applicable Laws in connection with the Companies or the Assets.

          1.7. "ASSET TRANSFEROR ENTITIES" shall mean each Affiliate of AHP transferring Assets pursuant to this Agreement. The Asset Transferor Entities are listed in Section 1.7 of the DISCLOSURE SCHEDULE.

          1.8. "ASSETS" shall mean collectively, all assets of any kind, nature and description owned by the Asset Transferor Entities and used primarily in the Business (unless otherwise specifically described herein), but shall not include the Shares and the Excluded Assets.


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          1.9. "ASSUMED CONTRACTS" shall mean the Contracts primarily related to the Business, which such Contracts are included in the Assets and are being conveyed by the Asset Transferor Entities.

          1.10."ASSUMED LIABILITIES" shall mean any and all liabilities of Sellers or the Asset Transferor Entities arising primarily out of the conduct of the Business which exist on the Closing Date, other than Excluded Liabilities, including without limitation (i) the obligations of Sellers or the Asset Transferor Entities under the Assumed Contracts, (ii) any and all liabilities of any of the Sellers, the Share Transferor Entities or the Asset Transferor Entities which arise or may arise from the transfer of the Assumed Contracts to Buyer or from any termination of such Assumed Contracts either by operation of law as a result of the transactions contemplated herein or through the action of Buyer, (iii) any and all liabilities to the Employees except to the extent any such liability is retained by Sellers or any of the Asset Transferor Entities pursuant to Article 9, and (iv) product liabilities of Sellers or their Affiliates relating to occurrences of injuries after Closing caused by a product of the Business. For purposes of clarity, it is understood that Assumed Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of the Companies shall remain with the Companies, subject to (w) Excluded Liabilities, (x) allocation of Taxes set forth in Section 7.6, (y) employee matters set forth in Article 9, and (z) the indemnity provisions set forth herein.

          1.11. "BASE NET ASSET VALUE" shall have the meaning set forth in
Section 3.6.

          1.12. "BOOKS AND RECORDS" shall mean the books and records of (i) the Asset Transferor Entities, to the extent related primarily to the Business and
(ii) the Companies.

          1.13. "BUSINESS" shall mean the business of the Companies together with the business conducted by the Asset Transferor Entities related primarily to the manufacture, research, development, design, distribution and sale of medical and surgical devices and products for or on behalf of the Companies, but specifically excluding (i) the Excluded Assets, (ii) the Excluded Liabilities,
(iii) except as set forth on Section 1.13 of the DISCLOSURE SCHEDULE, the businesses conducted by or related to Storz Instrument Company and Quinton Instrument Company and (iv) the business of Sellers and its Affiliates relating to "Tubex(R)".

          1.14. "CLOSING" shall have the meaning set forth in Section 3.1.


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          1.15. "CLOSING DATE" shall have the meaning set forth in Section 3.1.

          1.16. "CLOSING NET ASSET VALUE" shall have the meaning set forth in
Section 3.5(a).

          1.17. "CLOSING STATEMENT" shall have the meaning set forth in Section 3.5(a).

          1.18. "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          1.19. "COMPANIES" shall mean Sherwood, the Sherwood Subsidiaries and the Other Companies.

          1.20. "COMPETITIVE BUSINESS" shall have the meaning set forth in
Section 7.7(b).

          1.21. "COMPETITION LAWS" shall mean all Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          1.22. "CONSTITUENT DOCUMENTS" shall mean, with respect to any company, such company's articles of incorporation and by-laws, or such other documents prescribed by the Applicable Laws of such company's jurisdiction of incorporation.

          1.23. "CONTRACTS" shall mean all leases, subleases, rental agreements, insurance policies, sales orders, licenses, agreements, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements relating primarily to the Business, but shall not include any contracts or other binding arrangements related primarily to the Excluded Assets or Excluded Liabilities.

          1.24. "COSTS" shall have the meanings set forth in Section 11.1(a).

          1.25. "DISCLOSURE SCHEDULE" shall mean that certain schedule identified as such and delivered by Sellers to Buyer pursuant to the Agreement, as the same may be supplemented and updated from time to time pursuant to the Agreement.

          1.26. "DISTRIBUTION AGREEMENT" shall mean that certain distribution agreement between Lederle (Japan) Ltd. and Sherwood on the principal terms set forth in EXHIBIT A attached hereto.

          1.27. "EMPLOYEES" shall mean the Sherwood Employees and the Sherwood International Employees.


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          1.28. "ENCUMBRANCES" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecation, prior assignments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

          1.29. "ENVIRONMENTAL LAWS" shall mean all Applicable Laws relating to the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 U.S.C. ss. 9601 ET SEQ.) ("CERCLA"), the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any similar or analogous statutes, or regulations of any Governmental Authority, as each of the foregoing exists on the date hereof.

          1.30. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.31. "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          1.32. "EXCLUDED ASSETS" shall mean the following assets of Sellers and their Affiliates (all of which are expressly excluded from the purchase and sale of the Business contemplated hereby):

          (i) cash, cash equivalents and marketable securities, subject to the provisions of Section 3.5(a);

          (ii) International Receivables;

          (iii) amounts included as goodwill for financial statement purposes;

          (iv) any interest in Lederle (Japan) Ltd.;

          (v) Tax Assets;

          (vi) intercompany assets;

          (vii) real property located 1055 at Dornoch Court, Otay Mesa, California;

          (viii) certain real property located in Manati, Puerto Rico, contiguous to a manufacturing facility included in the Real Property, identified as all of "Lot A and Lot D"


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     on the site map (the "Map") previously delivered to Buyer. In addition, after the Closing Date, upon approval of the subdivision of the vertical portion of "Lot E-1" on the Map (which is a triangular parcel consisting of approximately 0.15 acres at the intersection of the southerly and easterly line of "Lot E"), then "Lot E-1" shall be transferred to Sellers by Buyer. In addition, Buyer shall provide an easement, approximately 30 feet deep from the common boundary of "Lot B" and "Lot E" along the existing fence line for a distance to permit continued use of the Sellers buildings that are built on "Lot E" for so long as the current buildings shall exist;

          (ix) real property located in Waterbury, Connecticut;

          (x) real property located in Deland, Florida which is not part of the manufacturing facility in Deland, Florida included in the Real Property;

          (xi) assets retained pursuant to the provisions of Article 9;

          (xii) the film/videotape library of Cyanamid relating to the Business as described in the appraisal previously delivered to Buyer;

          (xiii) use of real property of the Asset Transferor Entities listed in
     Section 1.32(xiv) of the DISCLOSURE SCHEDULE which is not primarily related to the Business located in integrated sites of Sellers and their Affiliates, to the extent not included in the Real Property;

          (xiv) title to the real property subject to the Lease Agreements; and

          (xv) the real property in Anyang, Korea.

For purposes of clarity, any Excluded Assets contained in any of the Companies shall be distributed to Sellers pursuant to Section 6.2, and "Excluded Assets" as used herein shall refer to assets of the Sellers, Companies and/or Asset Transferor Entities.

          1.33. "EXCLUDED LIABILITIES" shall mean the following liabilities of the Sellers and the Asset Transferor Entities (all of which are expressly excluded from the purchase and sale of the Business contemplated hereby):

          (i) International Payables;

          (ii) Tax Liabilities which are retained by Sellers and their Affiliates pursuant to Section 7.6;


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          (iii) intercompany liabilities;

          (iv) liabilities retained pursuant to the provisions of Article 9; and

          (v) liabilities relating to the Excluded Assets.

For the purposes of clarity, it is understood that Excluded Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, the liabilities of the Companies shall remain with the Companies, subject to (x) allocation of Taxes set forth in Section 7.6, (y) employee matters set forth in Article 9, and (z) the indemnity provisions set forth herein.

          1.34. "FDA" shall have the meaning set forth in Section 4.14.

          1.35. "FINAL NET ASSET VALUE" shall have the meaning set forth in
Section 3.5(c).

          1.36. "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.4(a).

          1.37. "GAAP" shall mean United States generally accepted accounting principles.

          1.38. "GOVERNMENTAL AUTHORITY" shall mean any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States, or any country, jurisdiction, municipality or other political subdivision thereof where any of the Companies is now operating or has operated or where any of the Assets are located.

          1.39. "HSR ACT" shall have the meaning set forth in Section 7.5.

          1.40. "HAZARDOUS SUBSTANCE" shall mean any hazardous substance as that term is defined in CERCLA and petroleum, including crude oil or any fraction thereof, and natural gas in its various forms.

          1.41. "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.2(i).

          1.42. "INTELLECTUAL PROPERTY" shall mean all (i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights whether


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registered or not, in each case which are licensed to or owned by (x) Sellers or the Asset Transferor Entities and exclusively applicable to the Business, provided that Sellers or the Asset Transferor Entities shall grant perpetual, assignable royalty-free non-exclusive licenses or sublicenses (to the extent that Sellers or the Asset Transferor Entities, as the case may be, have the right to grant royalty-free, assignable sublicenses thereunder) to all of the rights (defined in subparagraphs (i) through (iv) above) licensed to Sellers or the Asset Transferor Entities, as the case may be, to the extent applicable to the Business as currently conducted; or (y) any of the Companies.

          1.43. "INTERNATIONAL PAYABLES" shall mean accounts payable and related accruals of the Asset Transferor Entities relating to the Business outside of the United States (except for such Asset Transferor Entities set forth in Section 1.43 of the DISCLOSURE SCHEDULE.)

          1.44. "INTERNATIONAL PLANS" means the plans and arrangements referenced in the first sentence of Section 9.2(a).

          1.45. "INTERNATIONAL RECEIVABLES" shall mean accounts receivable of the Asset Transferor Entities relating to the Business outside of the United States (except for such Asset Transferor Entities set forth in Section 1.45 of the DISCLOSURE SCHEDULE.)

          1.46. "JOINT VENTURES" shall mean B. Braun-Dexon S.A., a Spanish company, B. Braun-Dexon (Portugal) Produtos Hospitalares Lda., a Portuguese company, B. Braun-Dexon GmbH, a German corporation, and Nippon Sherwood Medical Industries Ltd., a Japanese corporation.

          1.47. "JOINT VENTURE INTEREST" shall mean the equity interest of each of the Joint Ventures held by Sellers or their Affiliates, each of which is described more fully in Section 1.47 of the DISCLOSURE SCHEDULE.

          1.48. "KNOW-HOW" shall mean all product specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, software including source code and object code instructions for controlling the operation of a central processing unit together with any corresponding documentation, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information (regardless of the recording medium), licensed to or owned by (x) Sellers or the Asset Transferor Entities and exclusively applicable to the Business, provided that Sellers or the Asset Transferor Entities shall grant


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perpetual, assignable royalty-free non-exclusive licenses or sublicenses (to the extent that Sellers or the Asset Transferor Entities, as the case may be, have the right to grant royalty-free, assignable sublicenses thereunder) to all of the rights (defined in this Section 1.48) licensed to Sellers or the Asset Transferor Entities, as the case may be, to the extent applicable to the Business as currently conducted; or (y) any of the Companies.

          1.49. "LEASE AGREEMENTS" shall mean those certain lease agreements to be entered into as of the Closing Date between Sellers, or certain of their Affiliates, and Buyer, with respect to the facilities located in Bothell, Washington, and Gosport, England, on the principal terms set forth in EXHIBIT B attached hereto.

          1.50. "LEASED REAL PROPERTY" shall mean all real property, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto leased by (x) Sellers or the Asset Transferor Entities and used primarily for the Business or (y) any of the Companies, other than Excluded Assets.

          1.51. "LICENSE AGREEMENT" shall mean a license agreement between Quinton Instrument Company and Sherwood relating to the "Quinton" catheter intellectual property on mutually acceptable terms and conditions.

          1.52. "MATERIAL ADVERSE CHANGE" shall mean a change that has had a Material Adverse Effect.

          1.53. "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 4.1(a).

          1.54. "MINIMUM LOSS" shall have the meaning set forth in Section 11.3(a).

          1.55. "MULTIEMPLOYER PLAN" means each U.S. Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          1.56. "NET ASSETS" shall mean the Assets and the total assets of the Companies (excluding the Excluded Assets), MINUS the sum of the Assumed Liabilities and the total liabilities of the Companies (excluding the Excluded Liabilities).

          1.57. "NET INTERNATIONAL RECEIVABLES" shall mean the net amount of International Receivables after deducting International Payables.


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          1.58. "OPERATING PROFIT" shall mean the amount calculated from the line items set forth on the Statements of Operating Profit included in the Financial Statements as follows: Net Sales less the sum of the following: Cost of Goods Sold (including royalty payments); Marketing; Selling; Storage, Packaging & Shipping; Administrative; Research & Development; and General Expense, and excluding the following: amortization of goodwill and incentive compensation costs.

          1.59. "OTHER COMPANIES" shall mean those entities (other than Sherwood and the Sherwood Subsidiaries) that are directly or indirectly wholly-owned by Sellers or their Affiliates and are exclusively engaged in the conduct of the Business, each of which is listed in Section 1.59 of the DISCLOSURE SCHEDULE.

          1.60. "OTHER SHARES" shall mean all outstanding shares of capital stock of the Other Companies.

          1.61. "OWNED REAL PROPERTY" shall mean all real property, including any buildings, structures and improvements thereon or appurtenances thereto owned by (x) Sellers or the Asset Transferor Entities and used primarily for the Business, all of which are listed in Section 1.61 of the DISCLOSURE SCHEDULE, or
(y) any of the Companies, other than the Excluded Assets.

          1.62. "PATENTS" shall mean all domestic and foreign patents and patent applications (including, without limitation, all counterparts thereof in any other country and all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing) which are licensed to or owned by (x) Sellers or the Asset Transferor Entities and exclusively applicable to the Business, provided that Sellers or the Asset Transferor Entities shall grant perpetual assignable royalty-free non-exclusive licenses or sublicenses (to the extent that Sellers or the Asset Transferor Entities, as the case may be, have the right to grant royalty-free, assignable sublicenses thereunder) to all of the rights (defined in this Section 1.62) licensed to Sellers or the Asset Transferor Entities, as the case may be, to the extent applicable to the Business as currently conducted; or (y) any of the Companies.

          1.63. "PENSION PLAN" or "PENSION PLANS" means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, is subject to the funding requirements of Section 412 of the Code and is maintained by Sellers or an ERISA Affiliate.


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          1.64. "PERMITTED ASSIGNEES" shall mean any Affiliate of Tyco
International Ltd., a Bermuda company, and the ultimate parent of Buyer.

          1.65. "PERMITTED ENCUMBRANCES" shall mean (i) any Encumbrances specifically disclosed in the Financial Statements, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable, (iii) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business or other Encumbrances that are a matter of public record, (iv) with respect to Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (B) any conditions that would be shown by a current survey or physical inspection and (C) zoning, building and other similar restrictions pursuant to Applicable Laws, and (v) other Encumbrances which, individually or in the aggregate, are not material and would not be required to be disclosed or reflected on a combined balance sheet of the Business, prepared in accordance with GAAP.

          1.66. "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          1.67. "PURCHASE PRICE" shall have the meaning set forth in Section
2.1.

          1.68. "QUINTON INSTRUMENT COMPANY" shall mean Quinton Instrument Company, a Washington corporation, and an indirect wholly-owned subsidiary of AHP.

          1.69. "REAL PROPERTY" shall mean the Owned Real Property and the Leased Real Property.

          1.70. "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Substances into the environment.

          1.71. "SECTION 338 TAXES" shall mean any Taxes that would not have been imposed but for the Section 338 (h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Elections.

          1.72. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          1.73. "SERVICES AGREEMENT" shall mean that certain Agreement to be entered into between Sellers or certain of their Affiliates and Buyer regarding the services to be provided at the Manati Puerto Rico facility, on the principal terms set forth in EXHIBIT C, attached hereto.

          1.74. "SHARES" shall mean the Sherwood Shares, the Other Shares and the Joint Venture Interests.

          1.75. "SHARE TRANSFEROR ENTITIES" shall mean each Affiliate of AHP transferring Shares pursuant to this Agreement. The Share Transferor Entities are listed in Section 1.75 of the DISCLOSURE SCHEDULE.

          1.76. "SHERWOOD" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

          1.77. "SHERWOOD EMPLOYEES" shall mean (i) all individuals who, on the Closing Date, are actively employed in the United States, including Puerto Rico, by any of the Companies, (ii) all individuals who, on the Closing Date, are actively employed by Quinton Instrument Company and are primarily dedicated to the catheter business or the Angio-Seal business and listed in Section 1.77 of the DISCLOSURE SCHEDULE; (iii) the attorneys listed in Section 1.77 of the DISCLOSURE SCHEDULE who are primarily dedicated to the Business; and (iv) all individuals who would have been included in subsections (i), (ii) and (iii) above, if they were actively employed on the Closing Date, but who are on short-term disability leave and are not reasonably likely to be candidates for long-term disability, authorized leave of absence or military service or lay-off with recall rights from any of the Companies, AHP or Quinton Instrument Company as of the Closing Date.

          1.78. "SHERWOOD INTERNATIONAL EMPLOYEES" shall mean (i) all individuals who, on the Closing Date, are actively employed outside of the United States by (x) any of the Asset Transferor Entities and whose employment and responsibilities relate primarily to the Business, or (y) any of the Companies; and (ii) those employees of Sellers or any Affiliate of Sellers whose primary responsibility and employment is to provide back office or host support to the Business and are listed on Section 1.78 of the DISCLOSURE SCHEDULE; and
(iii) all individuals outside of the United States who would have been included in subsections (i) or (ii) above, if they were on short-term disability leave and are not reasonably likely to be candidates for long-term disability, authorized leave of absence or military service or lay-off with recall rights from any of the Companies or Asset Transferor Entities as of the Closing Date; provided, however, that individuals employed in the manufacturing operations in Anyang, Korea, as listed in Section
1.78 of the DISCLOSURE SCHEDULE, shall not be considered Sherwood International Employees and shall not be transferred in the transactions contemplated herein.

          1.79. "SHERWOOD SHARES" shall have the meaning set forth in the second WHEREAS clause of this Agreement.

          1.80. "SHERWOOD SUBSIDIARIES" shall mean all Subsidiaries directly or indirectly owned by Sherwood, each of which is set forth in Section 1.80 of the DISCLOSURE SCHEDULE.

          1.81. "STORZ INSTRUMENT COMPANY" shall mean Storz Instrument Company, a Missouri company.

          1.82. "STRADDLE PERIOD" shall mean any taxable year or period beginning before and ending after the Closing Date.

          1.83. "SUBSIDIARY" shall mean, as to any Person, any corporation, partnership or joint venture, of which (or in which) such Person, together with one or more of its Subsidiaries, owns more than 50% of the interest in the capital or profits of such corporation, partnership or joint venture; provided, however, that for purposes of this Agreement, the Joint Ventures and Lederle (Japan) Ltd. shall not be considered to be Subsidiaries.

          1.84. "SUPPLY AGREEMENT" shall mean the supply agreement related to certain products in finished packaged form to be provided by Sellers or their Affiliates to Buyer, on the principal terms set forth in EXHIBIT D, attached hereto.

          1.85. "TAX AFFILIATE" of a Person shall mean any Affiliate of said Person which was included, or includable, in a consolidated, combined or unitary Tax Return in which such Person was included as a member.

          1.86. "TAX ASSETS" shall mean all assets comprising receivables or deferred assets or prepayments for Taxes (excluding value added taxes ("VAT")) for taxable periods (or portions thereof) ending on or before the Closing Date.

          1.87. "TAX LIABILITIES" shall mean all liabilities for Taxes (excluding VAT) imposed on Sellers and their Affiliates with respect to the Business ending on or before the Closing Date.

          1.88. "TAX RETURNS" shall mean all reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

          1.89. "TAX SHARING ARRANGEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax Liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any of the Companies.

          1.90. "TAXES" (and with correlative meanings, "TAX" and "TAXABLE") shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, and any payments made to another party pursuant to a Tax Sharing Arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

          1.91. "TRADEMARKS" shall mean (i) all domestic and foreign trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or embodying associated goodwill of the Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto, in each case owned by or licensed to (x) Sellers and the Asset Transferor Entities and used or intended for use exclusively in the Business or
(y) the Companies provided that Sellers or the Asset Transferor Entities shall grant perpetual, assignable royalty-free non-exclusive licenses or sublicenses (to the extent that Sellers or the Asset Transferor Entities, as the case may be, have the right to grant royalty-free, assignable sublicenses thereunder) to use in the Business such trademarks, trade names, etc., which are otherwise applicable to the Business as currently conducted, except for the Names as to which Buyer receives only those rights set forth in Section 7.8. The parties acknowledge and agree that their mutual intent is to transfer from Sellers and the Asset Transferor Entities the full right, title and interest to the Trademarks including the right to use the Trademarks in regard to products and services in classes not yet utilized but relating to the Business as of the Closing Date. Sellers and the Asset Transferor Entities covenant and agree not to utilize or to register anywhere in the world any trademarks, service marks, tradenames, trade dress, logos, slogans or expressions that are identical or phonetically identical to the Trademarks defined by this Section 1.91 to identify any medical devices, (specifically excluding pharmaceutical, agricultural chemical and animal health products), applicable to the Business as conducted on the Closing Date.

          1.92. "TRANSITION SERVICES AGREEMENTS" shall mean the transition services agreements, for a period of up to 18 months, to be entered into between Sellers or their Affiliates and Buyer on mutually acceptable terms and conditions, provided that Sellers or their Affiliates will provide substantially similar services related to specific locations, to the extent appropriate, as are currently provided at the specified locations and at the same costs as are currently reflected in the Financial Statements.

          1.93. "U.S. BENEFIT ARRANGEMENTS" mean the arrangements referenced in the first sentence of Section 9.1(d).

          1.94. "U.S. EMPLOYEE PLAN" means any plan referenced in the first sentence of Section 9.1(a).

          Additional definitions are set forth in Article 9 and elsewhere in this Agreement.

                                   ARTICLE II.

                                 THE ACQUISITION

          2.1. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, (1) Sellers shall (and shall cause the Share Transferor Entities and the Asset Transferor Entities to) sell, assign, transfer and deliver to Buyer the Shares and the Assets, and (2) Buyer shall purchase and accept the Shares and the Assets from Sellers and such Share Transferor Entities and Asset Transferor Entities, subject to the Assumed Liabilities, for an aggregate purchase price of ONE BILLION SEVEN HUNDRED SEVENTY MILLION DOLLARS ($1,770,000,000), payable at Closing, subject to adjustment as provided in
Section 3.6 (the price as so adjusted is herein called the "Purchase Price").

          2.2. ASSUMPTION OF LIABILITIES. With respect to the purchase and sale of the Assets, in addition to payment of the Purchase Price and pursuant to assumption agreements to be executed and delivered in accordance with Section 3.2(h), Buyer will, assume at the Closing and subsequently, in due course, pay, honor and discharge all of the Assumed Liabilities.

                                  ARTICLE III.

                       CLOSING; PURCHASE PRICE ADJUSTMENT


          3.1. THE CLOSING. Unless this Agreement shall have been terminated, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Shares and the Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 on the later of January 30, 1998 or the next succeeding business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement, the Closing will be treated as if it occurred at the close of business at each location of the Business on the Closing Date.

          3.2. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

          (a) the amount of the Purchase Price specified in Section 2.1 to be paid at Closing, payable by wire transfer of immediately available funds on the Closing Date to an account specified in writing by Sellers, with such notice to be delivered no less than two business days prior to the Closing Date;

          (b) the certificate by an officer of Buyer required to be delivered pursuant to Section 8.2(d);

          (c) a certificate, signed by an authorized officer of Buyer, certifying (i) the due organization and good standing of Buyer, (ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of the officer of Buyer executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

          (d) the Transition Services Agreement, duly executed by Buyer;

          (e) the Lease Agreements, duly executed by Buyer;

          (f) the Services Agreement, duly executed by Buyer;

          (g) the Supply Agreement, duly executed by Buyer;

          (h) such instruments of assumption and other certificates, instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect Buyer's assumption under Applicable Laws of the Assumed Liabilities; and

          (i) such other instruments and documents, in form and substance reasonably acceptable to Sellers, as may be reasonably necessary to effect the Closing.

          3.3. DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver, or cause to be delivered by their Affiliates, to Buyer the following:

          (a) certificates representing the Shares duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank, or, in the case of Shares of foreign companies, evidence of the transfer of such Shares in accordance with the Applicable Laws of the jurisdictions in which such foreign companies are organized;

          (b) the certificate by officers of Sellers required to be delivered pursuant to Section 8.3(c);

          (c) a certificate, signed by an authorized officer of each of the Sellers, certifying (i) the due organization and good standing of Sellers, (ii) the corporate resolutions of Sellers authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of the Sellers executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

          (d) the stock books, stock ledgers, minute books and corporate seals of each of the Companies;

          (e) the Transition Services Agreements, duly executed by AHP or one of its Affiliates;

          (f) the Lease Agreements, duly executed by AHP or one of its Affiliates;

          (g) the Services Agreement, duly executed by AHP or one of its Affiliates;

          (h) the Supply Agreement, duly executed by AHP or one of its Affiliates;

          (i) the License Agreement, fully executed by Sherwood and Quinton Instrument Company;

          (j) bills of sale, deeds and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all real property or tangible personal property included in the Assets to Buyer or its Affiliates;

          (k) bills of sale and any other appropriate instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring under Applicable Laws all Intellectual Property included within the Assets to Buyer or its Affiliates. Sellers shall reimburse Buyer 50% of reasonable out-of-pocket expenses paid by Buyer to prepare and record such documents for Intellectual Property not in the name of the Company prior to Closing.

          (l) assignments or, where necessary, subleases, in form and substance reasonably acceptable to Buyer, assigning or subleasing to Buyer or its Affiliates under Applicable Laws all Assumed Contracts;

          (m) such instruments of cancellation and other appropriate documents, in form and substance reasonably acceptable to Buyer, cancelling all loans or other obligations for borrowed money owed by any of the Companies to Sellers or any of their Affiliates (other than the Companies), duly executed by Sellers or such Affiliates, as the case may be;

          (n) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Sellers, as may be reasonably necessary to effect the Closing; and

          (o) letters of resignation executed by the directors of each of the Companies and such letters executed by officers of the Companies as shall be requested by Buyer.

          3.4. FURTHER ASSURANCES. (a) From time to time, at Buyer's or Sellers' request and in accordance with Section 7.2, whether at or after the Closing Date, Buyer or Sellers, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Sellers, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Shares and the Assets, and to assume the Assumed Liabilities, as contemplated by this Agreement.

          (b) To the extent that the assignment of any Assumed Contract or other Asset to Buyer hereunder shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Sellers will use their diligent efforts to obtain the consent of the other parties to such Assumed Contracts for the assignment thereof to Buyer, PROVIDED, HOWEVER, that Sellers shall not be obligated to make any payment or take any other action detrimental to Sellers to obtain any such consent. If any such consent is not obtained, Sellers shall, and shall cause their Affiliates to, cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for Buyer the benefits under any such Contract, including the enforcement at the cost of and for the benefit of Buyer of any and all rights thereunder of Sellers or their respective Affiliates against the other party thereto.

          3.5. CLOSING STATEMENT. (a) As promptly as practicable, but no later than 90 days after the Closing Date, Sellers, at their own expense, will cause to be prepared in accordance with GAAP, consistently applied, and delivered to Buyer a combined adjusted statement, together with notes thereto, of the Net Assets (which shall include any cash, cash equivalents and marketable securities remaining in any of the Companies at the Closing) as of the close of business on the Closing Date (the "Closing Statement") including a schedule based on such Closing Statement setting forth Sellers' calculation of the value of the Net Assets as of the Closing Date (the "Closing Net Asset Value"), which statement will indicate but not include (i) the Net International Receivables as of the Closing Date or (ii) any goodwill or other intangibles associated with acquisitions subsequent to December 31, 1996. The Closing Statement shall include line items and notes substantially consistent with those of the statement of Net Assets as of December 31, 1996 included in the Financial Statements. Buyer, at its own expense, shall cause the Companies and Buyer's Affiliates and their respective employees to assist Sellers in the preparation of the Closing Statement and shall provide Sellers and their independent auditors, Arthur Andersen LLP ("Andersen"), access at all reasonable times to the personnel, properties and Books and Records relating to the Business for such purpose. The Closing Statement shall be accompanied by an audit report from Andersen stating that in its opinion the Closing Statement presents fairly, in all material respects, the Net Assets as of the Closing Date in conformity with GAAP, consistently applied, and pursuant to the terms of this Agreement. The Closing Statement and the accompanying audit report are collectively referred to as the "Section 3.5(a) Documents".

          (b) If Buyer disagrees with Sellers' calculation of Closing Net Asset Value contained in the Section 3.5(a) Documents, Buyer may, within 45 days after delivery of the Section 3.5(a) Documents, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount ("Notice of Disagreement"). Any such Notice of Disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Section 3.5(a) Documents.

          (c) If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 3.5(b), the parties shall, during the 15 days following such delivery, use their diligent efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Asset Value, which amount shall not be more than the amount thereof shown in the
Section 3.5(a) Documents nor less than the amount thereof shown in the Notice of Disagreement. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause a mutually acceptable firm of nationally recognized independent public accountants (the "Accountant") promptly to review this Agreement, the appropriate Books and Records and the disputed items or amounts for the purpose of calculating Closing Net Asset Value. In making such determination, the Accountant shall consider only those items or amounts in the Closing Statement or Sellers' determination of Closing Net Asset Value as to which Buyer has disagreed. The Accountant shall deliver to Sellers and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by the party whose calculation or calculations, taken together, were furthest from that of the Accountant, or (ii) otherwise equally by Sellers and Buyer. "Final Net Asset Value" means (A) Closing Net Asset Value as shown in the Sellers' calculation delivered pursuant to Section 3.5(a) if no Notice of Disagreement with respect thereto is duly and timely delivered, (B) the amount agreed upon by the parties pursuant to this Section 3.5(c) or (C) in the absence of such agreement, the amount as shown in the Accountant's calculation delivered pursuant to this Section 3.5(c); PROVIDED that Final Net Asset Value shall not in any event be more than Sellers' calculation delivered pursuant to Section 3.5(a) nor less than Buyer's calculation pursuant to Section 3.5(b).

          3.6. ADJUSTMENT OF PURCHASE PRICE. (a) If the amount of $550.4 million ("Base Net Asset Value") exceeds the Final Net Asset Value, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess. If the Final Net Asset Value exceeds Base Net Asset Value, Buyer shall pay to Sellers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6(b), the amount of such excess. Any such payment pursuant to this Section 3.6(a) shall be made (i) within 30 days after Sellers' delivery of the Section 3.5(a) Documents if no Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to
Section 3.5(b) or (ii) if a Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to Section 3.5(b), then within 10 days after the earlier of (A) agreement between the parties pursuant to
Section 3.5(c) with respect to Closing Net Asset Value or (B) delivery of the Accountant's calculation of Final Net Asset Value pursuant to Section 3.5(c).

          (b) Any payment made pursuant to this Section 3.6 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds to such account as the payee shall have designated for such purpose at least two (2) days prior to the date of the required payment (or, if not so designated, by certified or official bank check payable in immediately available funds to the order of the payee in such amount). The amount to be paid under this Section shall bear interest from and including the Closing Date to the date of payment at a rate per annum equal to the rate publicly announced by Chase Manhattan Bank in New York, New York as its prime rate in effect on the Closing Date. Interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby jointly and severally represent and warrant to Buyer as follows:

          4.1. ORGANIZATION, GOOD STANDING, POWER, ETC. (a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of the Companies has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of the Business (a "Material Adverse Effect"). Copies of the Constituent Documents of each of the Companies heretofore delivered, furnished or made available to Buyer or its representatives by Sellers, are, as of the date hereof, true and complete in all material respects and in full force and effect, and none of the Companies is in violation or breach of any of the provisions of its respective Constituent Documents in any material respect.

          (b) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, and Sellers and their Affiliates involved in the conduct of the Business have all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Sellers, the execution and delivery by Sellers and such Affiliates of the other agreements contemplated hereby, and the consummation by Sellers and such Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sellers and such Affiliates and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Sellers and such Affiliates, the performance by Sellers and such Affiliates of their obligations hereunder and thereunder and the consummation by Sellers and such Affiliates of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a legal, valid and binding obligation of each of the Sellers enforceable against Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

          4.2. CAPITALIZATION OF THE COMPANIES. (a) As of the date of this Agreement, the authorized and issued capital stock of Sherwood consists of 1,000 shares of Common Stock, no par value per share, all of which are validly issued, outstanding, fully paid and non-assessable. As of the date of this Agreement, the authorized and issued capital stock of each of the Sherwood Subsidiaries and the Other Companies is set forth in Section 4.2(a) of the DISCLOSURE SCHEDULE; all shares of such capital stock are validly issued, outstanding, fully paid and non-assessable. Except for the Sherwood Subsidiaries and the Joint Venture Interests, and except as set forth in Section 4.2(a) of the DISCLOSURE SCHEDULE, none of the Companies owns any interest in any corporation, partnership, joint venture or similar entity, including Affiliates of Sellers. Except as set forth in Section 4.2(a) of the DISCLOSURE SCHEDULE, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating any of the Companies to issue or sell any shares of capital stock of or other equity interests in any of the Companies, or any securities or obligations convertible into or exchangeable for any shares of capital stock of any of the

Companies or other equity interests in any of the Companies obligating any of the Companies to grant, extend, or enter into any such right, agreement, arrangement or commitment.

          (b) There are no outstanding contractual obligations of any of the Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any of the Companies, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          (c) Except as set forth in Section 4.2(c) of the DISCLOSURE SCHEDULE, Sellers or their Affiliates are the holders of record of and have good, valid and marketable title to all of the Shares to be sold hereunder, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. Except as set forth in Section 4.2(c) of the DISCLOSURE SCHEDULE, there are no restrictions with respect to the transferability of the Shares except under Applicable Law.

          4.3. EFFECT OF AGREEMENT. The execution, delivery and performance by Sellers of this Agreement and the other agreements contemplated hereby and the consummation by Sellers and their Affiliates of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any Person or Governmental Authority, except as contemplated in Section 7.4 hereof or as set forth in Section 4.3 of the DISCLOSURE SCHEDULE, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not reasonably be expected to have a Material Adverse Effect. Except as contemplated in Section 7.4 hereof or as set forth in Section 4.3 of the DISCLOSURE SCHEDULE, neither the execution and delivery of this Agreement or of the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any material indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which any of the Companies is a party or is bound or to which any of the assets of the Companies or the Assets are subject,
(ii) conflict with, violate or result in a breach of any provision of the Constituent Documents of any of the Companies in any material respect, or (iii) conflict with or violate any Applicable Laws or court orders in any material respect.

          4.4. FINANCIAL STATEMENTS AND NET ASSET VALUE. (a) Sellers have delivered to Buyer or its representatives the following (the "Financial Statements"): (i) an unaudited combined adjusted statement of Operating Profit for the year ended

December 31, 1996 which includes the results derived from the Business and a combined adjusted statement of Net Assets as of December 31, 1996 (including notes thereto); and (ii) an unaudited combined adjusted statement of Operating Profit for the nine months ended September 30, 1997, which includes the results derived from the Business and a combined adjusted statement of Net Assets as of September 30, 1997, each prepared consistently with the December 31, 1996 Financial Statements, copies of all of which are attached hereto as Section 4.4(a) of the DISCLOSURE SCHEDULE.

          (b) The Financial Statements (i) have been prepared from the books and records of the Companies, and to the extent relating to the Business, Sellers and their Affiliates and (ii) except (x) as set forth in Section 4.4(b) of the DISCLOSURE SCHEDULE and except as set forth in the Financial Statements (including the notes thereto), and (y) for the inclusion of the net assets less minority interest liability of Nippon Sherwood Medical Industries Ltd., have been prepared in accordance with GAAP and contain sufficient supporting disclosures as required to make the information presented not misleading, and accurately reflect, in all material respects, the Operating Profit for the 1996 year and the nine months ended September 30, 1997, respectively, and the Net Assets as of December 31, 1996 and September 30, 1997, respectively.

          4.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (x) to the extent arising out of or relating to the transactions contemplated by this Agreement (including with respect to the Excluded Assets), (y) for Contracts entered into since September 30, 1997, that are included in the Contracts listed on Section 4.9(i) of the DISCLOSURE SCHEDULE, and (z) for matters listed on Section 4.5 of the DISCLOSURE SCHEDULE, since September 30, 1997, (i) the Business has been operated in the ordinary course in a manner consistent with past practice and
(ii) there has not been any Material Adverse Change.

          4.6. TAXES. (a) Except as disclosed on Section 4.6 of the DISCLOSURE SCHEDULE, (i) except where failure to file would not reasonably be expected to have a Material Adverse Effect, the Companies have filed on or before the date hereof (or will timely file) all Tax Returns required to be filed for tax years or periods ending on or before the Closing Date; (ii) except where the failure to pay would not reasonably be expected to have a Material Adverse Effect, all such Tax Returns are (or will be) complete and accurate and disclose (or will disclose) all Taxes required to be paid by the Companies for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been (or will be) timely paid; (iii) except where the failure to pay would not reasonably be expected to have a Material Adverse Effect, all Taxes (whether or not shown on any

Tax Return) owed by the Companies and required to be paid with respect to tax years or periods ending on or before the Closing Date have been (or will be) timely paid or are being presently contested in good faith; (iv) none of the Companies or any of their Tax Affiliates have waived or been requested to waive any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Companies; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate on or prior to the Closing Date and the Companies will have no liability thereunder on or after the Closing Date; (viii) there are no liens for Taxes upon any of the assets of the Companies or the Assets except liens relating to current Taxes not yet due; (ix) no intercompany obligation (as described in Prop. Treas. Reg. ss. 1.1502-13(g)) of the Companies or any Tax Affiliate will remain outstanding following the Closing; and (x) as of the Closing, the Companies will have no corporate acquisition indebtedness, as described in Section 279(b) of the Code.

          (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

          (c) As a result of the transactions contemplated by this Agreement, none of the Companies nor the Buyer will be obligated to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

          (d) None of the Sellers nor any of their Affiliates is a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law.

          (e) None of the Sellers nor any of their Affiliates has made an election or is required to treat any of its assets as owned by another Person for U.S. federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

          4.7. REAL PROPERTY. (a) OWNED REAL PROPERTY. Section 4.7(a) of the DISCLOSURE SCHEDULE sets forth a list of all Owned Real Property. Except as set forth on Section 4.7(a) of the DISCLOSURE SCHEDULE and except for Permitted Encumbrances, (i) the Companies, Sellers or the Asset Transferor Entities have good, valid and marketable fee simple title to each parcel of Owned Real Property and (ii) none of the Owned Real Property is subject to any lease.

          (b) Section 4.7(b) of the DISCLOSURE SCHEDULE sets forth a list of all material Leased Real Property. The Companies, Sellers or the Asset Transferor Entities have a valid leasehold interest in all Leased Real Property and each of such leases is in full force and effect in accordance with its terms and there exists no material breach or default thereunder on the part of any of the Companies, Sellers or the Asset Transferor Entities or, to the knowledge of Sellers, any other party thereto, which would cause or permit a termination thereof.

          4.8. GOOD TITLE TO AND CONDITION OF ASSETS.

          (a) The Companies have good title to, or a valid and binding leasehold interest in, the assets of the Companies and Sellers and the Asset Transferor Entities have good title to, or a valid and binding leasehold interest in, the Assets (other than Real Property and Intellectual Property which are addressed in Sections 4.7 and 4.10, respectively), in each case free and clear of all Encumbrances, except (i) as set forth in Section 4.8(a) of the DISCLOSURE SCHEDULE, or (ii) Permitted Encumbrances. Except as set forth on Section 4.8 of the DISCLOSURE SCHEDULE and except for the Excluded Assets or as otherwise expressly provided for in this Agreement (and the other agreements to be delivered hereunder), the assets of the Companies and the Assets constitute, and on the Closing Date will constitute, substantially all of the assets, properties and rights used in or necessary to the conduct of the Business as currently conducted.

          (b) Except as reflected in the Financial Statements, the physical assets of the Companies and the Assets taken as a whole are in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are intended.

          4.9. CONTRACTS. Section 4.9(i) of the DISCLOSURE SCHEDULE sets forth a list, as of the date hereof, of each Contract other than (a) purchase orders in the usual and ordinary course of business and (b) any Contract involving the payment of less than $375,000 or terminable by any of the Companies, Sellers or the Asset Transferor Entities without material penalty upon not more than 60 days' notice. Except as set forth in Section 4.9(ii) of the DISCLOSURE SCHEDULE, each Contract listed in Section 4.9(i) of the DISCLOSURE SCHEDULE or Section 4.10(a) of the DISCLOSURE SCHEDULE is a valid and binding agreement and is in full force and effect. Except as otherwise provided in Section 4.9(iii) of the DISCLOSURE SCHEDULE, the Companies, Sellers or the Asset Transferor Entities, as the case may be, are not in default and, to the knowledge of Sellers none of the other parties thereto is in default under any Contract listed in Section 4.9(i) of the DISCLOSURE SCHEDULE which default has not been cured or waived, except for such defaults as would not reasonably be expected to have a Material Adverse Effect. Except as described on
Section 4.9(iv) of the DISCLOSURE SCHEDULE, to Sellers' knowledge, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach by any of the Companies, the Asset Transferor Entities or Sellers that is a party thereto under any of the Contracts listed on Section 4.9(i) of the DISCLOSURE SCHEDULE or would give rise to any right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not reasonably be expected to have a Material Adverse Effect. No third party has asserted to the Companies, the Sellers or the Asset Transferor Entities, as the case may be, any claim of material default or breach under any of the Contracts except for such claim as would not reasonably be expected to have a Material Adverse Effect.

          4.10. INTELLECTUAL PROPERTY RIGHTS. (a) Section 4.10(a) of the DISCLOSURE SCHEDULE sets forth a listing of (i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property, (ii) all Contracts which are material to the Business, under which any of the Companies, the Asset Transferor Entities or Sellers is licensed or otherwise uses or is permitted to use Intellectual Property, (iii) all Contracts under which the Companies, the Asset Transferor Entities or Sellers license or otherwise permit any party to use Intellectual Property; PROVIDED, HOWEVER that except as set forth in Section 7.8 or pursuant to the License Agreement, the right to use "American Home", "AHP", "Cyanamid", "Cy", "Wyeth", "Lederle", "Quinton" or "Q" or any derivative or anything imitative thereof or which resembles or is confusingly similar thereto by Buyer is prohibited and such rights are expressly excluded from the purchase and sale hereunder.

          (b) (i) Except as set forth in Section 4.10(b) of the DISCLOSURE SCHEDULE, no Person has claimed that the technology, trademarks, information or writing used in the conduct of the Business as currently conducted infringes on or otherwise violates the intellectual property rights of any other Person and
(ii) except as set forth in Section 4.10(b) of the DISCLOSURE SCHEDULE no Person is challenging or to the knowledge of Sellers, infringing or otherwise violating the Intellectual Property except, in each case, for challenges, infringements or violations that would not reasonably be expected to have a Material Adverse Effect.

          (c) Except as disclosed in Section 4.10(c) of the DISCLOSURE SCHEDULE, one or more of the Companies, the Asset Transferor Entities or Sellers either
(i) own the entire right,
title and interest in and to the Intellectual Property free and clear of any Encumbrances; or (ii) has or have the right to use the Intellectual Property or
(iii) to the extent such Intellectual is licensed to Sellers or the Asset Transferor Entities and is material to the Business, has or have the right to license or sublicense to Buyer all of the rights granted to Sellers or the Asset Transferor Entities, as the case may be, to the Intellectual Property to the extent required by this Agreement.

          (d) Except as disclosed on Section 4.11(d) of the DISCLOSURE SCHEDULE, the Companies, the Asset Transferor Entities or Sellers are not in breach of any material provision of any material agreement, commitment, contractual understanding, license, sublicense, assignment or indemnification which relates to any of the Intellectual Property and they have not taken any action which would reasonably be expected to have a Material Adverse Effect on their rights in any of the Intellectual Property.

          4.11. LITIGATION AND CLAIMS. (a) Except as set forth in Section 4.11(a) of the DISCLOSURE SCHEDULE, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation is being made herein) there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Sellers, threatened against the Companies, the Asset Transferor Entities or Sellers to the extent related to the conduct of the Business.

          (b) Except as set forth in Section 4.11(b) of the DISCLOSURE SCHEDULE, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is being made herein), none of the Companies nor their Affiliates is subject to any material order, writ, judgment, award, injunction, or decree of any court or Governmental Authority or any arbitrator or arbitrators related to the conduct of the Business.

          4.12. COMPLIANCE WITH LAW; APPLICABLE PERMITS. Except as set forth in
Section 4.11 of the DISCLOSURE SCHEDULE or Section 4.12 of the DISCLOSURE SCHEDULE, and except for matters relating to Taxes which are addressed in
Section 4.7, and except for matters under Environmental Laws or relating to the environmental condition of the Real Property (as to which no representation or warranty is made herein), the Business is being conducted in compliance in all material respects with all Applicable Laws. The Companies, the Asset Transferor Entities and the Sellers have all Applicable Permits necessary to conduct the Business as currently conducted, other than those the absence of which would not reasonably be expected to have a Material Adverse

Effect. There are no proceedings pending or, to the knowledge of Sellers, threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits.

          4.13. [INTENTIONALLY OMITTED]

          4.14. FDA MATTERS. Except as set forth on Section 4.14 of the DISCLOSURE SCHEDULE, there are no products of the Business being sold by the Companies or the Asset Transferor Entities which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other governmental body, whether federal, state, local or foreign, for the purpose for which they are being sold for which such approval has not been obtained. All products of the Business now being commercially distributed by the Companies or the Asset Transferor Entities in any jurisdiction meet the applicable legal requirements of such jurisdiction in all material respects and all requisite governmental approvals have been duly obtained and are in full force and effect. Except as set forth in Section 4.14 of the DISCLOSURE SCHEDULE, there is no action or proceeding by the FDA or any other governmental body, including, but not limited to, recall procedures, pending or, to the knowledge of the Sellers, threatened against the Companies or the Asset Transferor Entities relating to safety or efficacy of any of the products of the Business.

          4.15. LABOR MATTERS. Except as disclosed in SECTION 4.15 of the DISCLOSURE SCHEDULE, none of the Companies, or to the extent related to the Business, the Asset Transferor Entities is a party to any collective bargaining agreement and there are no unfair labor practice proceedings pending, or to the knowledge of Sellers threatened, between any of the Companies, or to the extent related to the Business, the Asset Transferor Entities and any of their Employees or any labor or other collective bargaining unit representing any Employee that would reasonably be expected to have a Material Adverse Effect.

          4.16. INSURANCE. Section 4.16 of the DISCLOSURE SCHEDULE sets forth a list of all insurance policies and bonds provided by third parties currently maintained by or on behalf of the Companies, or relating primarily to the Business, all of which will terminate as of the Closing.

          4.17. BROKER'S FEES. Except for the retention of Chase Securities Inc., the fees and expenses of which will be paid by Sellers pursuant to Section 7.2, Sellers and their Affiliates have not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

          4.18. NO UNDISCLOSED MATERIAL LIABILITIES. There exist no material liabilities or obligations of the Business whether accrued, absolute, contingent or threatened, which are required to be reflected, reserved for or disclosed under GAAP in financial statements of the Business as of and for the period ended on the date hereof, other than (i) liabilities or obligations which are adequately reflected, reserved for or disclosed in the Financial Statements or
(ii) liabilities or obligations incurred in the ordinary course of business of the Business since September 30, 1997.

          4.19. CUSTOMERS/SUPPLIERS. Except as set forth on Section 4.19 of the DISCLOSURE SCHEDULE, from January 1, 1997 through the date of this Agreement, none of the Companies, the Sellers or the Asset Transferor Entities has received written notice from any of the 25 largest (by sales amounts) customers or suppliers of the Business that they intend to cease doing business with the Companies, the Sellers or the Asset Transferor Entities, or to diminish the amount of business that such party currently conducts with the Business, except where such cessation or diminution in business would not reasonably be expected to have a Material Adverse Effect.

          4.20. NO OTHER REPRESENTATIONS OR WARRANTIES; DISCLOSURE. Except for the representations and warranties of Sellers expressly set forth in this Agreement, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of Sellers, or otherwise in respect of the Business. Disclosure in a particular Section of the Disclosure Schedule shall be deemed to be a disclosure in all other Sections thereof.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Sellers as follows:

          5.1. CORPORATE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Buyer and its Subsidiaries taken as a whole or on the ability of Buyer to consummate the transactions contemplated herein.

          5.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Buyer, the performance by Buyer of its obligations hereunder or thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

          5.3. BROKER'S FEES. Except for the retention of Merrill, Lynch, the fees and expenses of which will be paid by Buyer pursuant to Section 7.2, none of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

          5.4. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as contemplated by
Section 7.4 hereof, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the other agreements which Buyer will execute pursuant to the terms of this Agreement. The execution and delivery of this Agreement and such other agreements and the consummation of the transactions contemplated hereby and thereby will not (x) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or by-laws of Buyer, or (y) be subject to the making of the filings and the obtaining of the governmental and other consents referred to herein, contravene in any material respect any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer or any of its Subsidiaries or any of their respective properties.

          5.5. FINANCIAL CAPABILITY. Buyer has sufficient funds to purchase the Shares and the Assets and to perform its obligations under the Contracts and Assumed Liabilities on the terms and subject to the conditions contemplated by this Agreement.

          5.6. SECURITIES ACT. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law or other Applicable Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

          5.7. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.


                                   ARTICLE VI.

                     CONDUCT OF BUSINESS PENDING THE CLOSING

          6.1. CONDUCT OF BUSINESS PENDING THE CLOSING. Except as disclosed in
Section 6.1 of the DISCLOSURE SCHEDULE, Sellers and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise expressly contemplated by this Agreement the following provisions shall apply:

          (a) The Business shall be conducted only in the ordinary course of business and consistent with past practices;

          (b) The Companies, Sellers and the Asset Transferor Entities shall not pledge, dispose of or encumber any of the Assets or assets of the Companies other than in the ordinary course of business and consistent with past practice;

          (c) Sellers shall cause (x) the Companies and (y) the Asset Transferor Entities only to the extent related to or affecting the Business, not to do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Companies or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) amend or propose to amend their Constituent Documents; (iii) split, combine or reclassify any shares of their capital stock;
(iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; or (v) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; PROVIDED, HOWEVER, that Sellers and their Affiliates shall continue to have the right to withdraw cash from the Companies, either in the form of a dividend or in the form of a cash advance, and, correspondingly, to provide cash to the Companies, either in the form of a contribution to capital or an intercompany loan, in a manner consistent with their past practice and the cash management programs which they have in place, generally, for their Affiliates. Buyer acknowledges that Sellers may dividend cash, cash equivalents and marketable securities out of the Companies prior to Closing and, to the extent possible, the Excluded Assets relating to the Companies will be assigned or dividended out of the Companies prior to Closing as contemplated by Section 7.12;

          (d) Sellers shall cause the Companies and, solely as it relates to the Business, with respect to clauses (ii), (iii) and (vi) below, the Asset Transferor Entities not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities of any other individual or entity; (ii) acquire any assets for a value in excess of $3,750,000 other than pursuant to the current capital expenditure budget of the Business and other than purchases in the ordinary course of business; (iii) dispose of any assets with a value in excess of $3,750,000 other than sales of inventory in the ordinary course of business;
(iv) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person, make any loans or advances or enter into any other transaction, except the occurrence of intercompany loans or the making of intercompany advances in the ordinary course of business consistent with past practice and except for advances to Employees for expenses in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization; or (vi) authorize or propose any of the foregoing or enter into or modify any contract, agreement, or commitment or arrangement with respect to any of the foregoing;

          (e) Except as otherwise contemplated by this Agreement, the Companies, and to the extent related to the Business, the Asset Transferor Entities and Sellers, shall not adopt or amend any U.S. Employee Plan, U.S. Benefit Arrangement or International Plan, each as hereinafter defined, or increase or pay any benefit not required by any existing U.S. Employee Plan, U.S. Benefit Arrangement or International Plan (as defined in Article 9), or increase any salaries or wages of Employees, other than in the ordinary course of business or as may be required by a Governmental Authority; and

          (f) None of the Companies, the Asset Transferor Entities or Sellers shall waive, release, grant or transfer any Intellectual Property or modify or change in any material respect any existing material license, distribution agreement, lease, or other document used in the Business, in each case, other than in the ordinary course of business.

          6.2. PERMITTED ACTIONS. Notwithstanding any other provisions herein to the contrary, as contemplated by Section 7.12, prior to the Closing, Sellers and their Affiliates shall be permitted, but not required, to (i) cause each of the Companies to transfer by way of dividend or otherwise to Sellers or any of their Affiliates, as the case may be, all Excluded Assets including, but not limited to, any cash, cash equivalents or marketable securities held by such Company from time to time up to and including the Closing Date, (ii) except to the extent otherwise agreed between Sellers and Buyer, extinguish all intercompany receivables and other intercompany assets, and intercompany payables and other intercompany liabilities (including without limitation all intercompany Tax and equity accounts (including preferred stock of AC Acquisition Corp., an Affiliate of Sellers, held by one of the Companies)), and (iii) repay obligations for borrowed money, whether pursuant to the issuance of commercial paper or otherwise. For purposes of this Section 6.2, intercompany receivables, intercompany assets, intercompany payables and intercompany liabilities shall mean receivables, assets, payables and liabilities between any of the Companies or with respect to the Business, the Asset Transferor Entities and Sellers or their Affiliates. In addition, Sellers shall be permitted to have one of the Companies enter into a supply agreement with an Affiliate of Sellers relating to the animal health business, on the principal terms set forth on EXHIBIT E.

          6.3. CHANGE OF NAME. Prior to Closing, Sellers shall be permitted to change the corporate name of any of the Companies to delete any reference to "AHP", "American Home Products", "Cyanamid", "Cy", "Wyeth", "Lederle" or any similar name.

          6.4. BUYER'S STATEMENT. Sellers will use reasonable efforts to cause Andersen to prepare, at Buyer's sole cost, for Buyer by March 31, 1998, a full set of audited financial statements for the Business for the fiscal period ended December 31, 1997. Buyer will instruct Andersen that such financial statements must be prepared in accordance with Regulation S-X of the Securities Exchange Act of 1934.


                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS


          7.1. EXPENSES. Except as otherwise provided in Section 3.5(c), all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a party, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

          7.2. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to use all reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated hereby.

          7.3. ACCESS TO INFORMATION. Prior to the Closing, Sellers shall, and shall cause their Affiliates to, afford the officers, employees and agents of Buyer reasonable access to the facilities and employees of Business and the records of the Sellers and their Affiliates relating to the Business (but not including confidential personnel records) during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business. In connection therewith, the parties will comply with the terms of the Confidentiality Agreement, dated October 8, 1997 between Buyer and Chase Securities Inc., as agent for AHP, as amended, which agreement shall survive the termination of this Agreement.

          7.4. FILINGS AND AUTHORIZATIONS. Sellers and Buyer have filed or supplied or will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and, if necessary, any other Competition Laws, in connection with the transactions contemplated by this Agreement. As promptly as practicable, (a) Sellers and Buyer will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them, or to their Subsidiaries and Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (b) Buyer will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by them, or their Affiliates, in order for them so to consummate such transactions.

          Notwithstanding anything in this Agreement to the contrary, including, without limitation clause (b) above, Buyer covenants that it will, or will cause its Affiliates to, take all actions necessary, including any divestiture or hold separate agreements, to obtain all regulatory clearances, authorizations, waivers, consents and approvals from Governmental Authorities with respect to Competition Laws, provided that nothing herein shall be construed to require Buyer or its Affiliates to dispose of or hold separate business or product lines which generated annual gross sales for the year ended December 31, 1996 in excess of twenty percent (20%) of the gross sales of the Business for the year ended December 31, 1996. Subject to the foregoing, each party hereto shall (x) use its reasonable efforts to prevent the entry into a judicial or administrative proceeding brought under any antitrust law by any Governmental Authority with jurisdiction over enforcement of any applicable Competition Law or any other party of any preliminary injunction or other order that would make consummation of the purchase of the Shares and the Assets in accordance with the terms of this Agreement unlawful or would prevent or delay it (including defending any litigation that could result in the entry of such injunction or order); and (y) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps reasonably necessary to prosecute an appeal of such injunction or order; provided, however, that neither Sellers nor Buyer shall be required to undertake more than one such appeal.

          7.5. INFORMATION FOR OTHER FILINGS. The parties represent to each other that the information provided and to be provided by Buyer and Sellers, respectively, for use in any document to be filed with any other governmental agency or authority in connection with the transactions contemplated hereby shall, at the respective times such documents are filed with the governmental agency or authority and on the Closing Date, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Sellers and Buyer each agree to so correct any such information provided by it for use in such documents that shall have become false or misleading.

          7.6. TAX MATTERS.

          (a) LIABILITY FOR TAXES. (i) Sellers shall be liable for, and shall indemnify Buyer against, all (A) Taxes imposed on Sellers and any of Sellers' Tax Affiliates (other than the Companies) for any taxable year or period, (B) Taxes (except for Taxes included in Section 7.6(a)(v)) imposed on the Companies or for which the Companies may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Companies, Sellers and any of Sellers' Tax Affiliates) and (C) Section 338 Taxes.

          (ii) Buyer shall be liable for, and shall indemnify Sellers against, Taxes imposed on the Companies or Buyer for any taxable year or period that begins after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Buyer and its Tax Affiliates).

          (iii) For purposes of paragraphs (a)(i) and (a)(ii) above, whenever it is necessary to determine the liability for Taxes of the Companies for a Straddle Period, the determination of the Taxes of the Companies for the portion of the Straddle Period ending on, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies were closed at the close of business on the Closing Date, PROVIDED, HOWEVER, that (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, and (B) extraordinary items described in Treas. Reg. ss. 1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account and any item relating to any Section 338 Taxes shall be allocated to the Closing Date.

          (iv) For purposes of paragraphs (a)(i) and (a)(ii), where, under applicable law, a taxable year or period ends as a result of the purchase of the Shares pursuant to this Agreement, items of income, gain, deduction, loss or credit shall be allocated between such taxable year or period and the following taxable year or period in a manner consistent with the rules in Treas. Reg. ss. 1.1502-76(b).

          (v) Buyer, on the one hand and Sellers on the other hand shall share equally any and all real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement provided that any VAT shall be the obligation of Buyer.

          (vi) Buyer shall pay to Sellers the amount of any refund, abatement or credit of Taxes received related to the Business which is attributable to a reduction of otherwise assessable Taxes (A) for any Tax payable for a taxable period (excluding any portion of a Straddle Period) that ends on or before the Closing Date, provided, however, that to the extent such resolution is attributable to the carryback to such period of any Tax loss or Tax credit for a taxable period ending after the Closing Date, Buyer's obligation hereunder shall be limited to $1,300,000 of any refund, abatement or credit, or (B) for Taxes for which Seller has previously indemnified Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to pay Seller the amount of any refund, abatement or credit of Taxes that was reflected as an asset on the Closing Statement.

          (vii) Seller agrees that all Tax attributes of the Companies, including but not limited to, Tax loss and Tax credit carry forwards at Closing Date may be carried forward to periods ending after Closing Date and that Buyer shall not be obligated to reimburse Sellers for the benefit of such carried forward Tax attributes.

               (b) TAX RETURNS. Within 60 days after the date of this Agreement, Sellers will deliver or cause to be delivered to Buyer, true and complete copies, to the extent available, of: (A) all income Tax Returns of the Companies for periods subsequent to December 31, 1993 (or, with respect to consolidated, combined or unitary returns, the portion thereof relating to the Companies; and
(B) any workpapers or other supporting data reasonably requested by Buyer relating to "income Taxes payable" reflected in the books and records of the Companies as of December 31, 1996 (to the extent available), relating to Tax Returns made available pursuant to (A) or (B) or relating to Tax Returns referred to in (A) not yet filed. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date and Sellers shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. At Sellers' request, Buyer shall prepare or cause to be prepared (the preparer to be consistent with past practice) Tax Returns for taxable periods ending on or before the Closing Date consistent with past practice, and submit them to Sellers no less than 30 days prior to the respective due date, for Sellers' review and filing and Sellers shall incur any Costs of any outside services for this activity. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the Closing Date and Buyer shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. Sellers or Buyer shall reimburse the other party the Taxes for which Sellers or Buyer is liable pursuant to paragraph (a) of this Section 7.6 but which are payable with any Tax Return to be filed by Buyer pursuant to the previous sentence upon written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event less than 15 days prior to the due date for the filing of such Tax Return. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice in preparing and filing similar Tax Returns and shall not thereafter amend any Tax Return to take positions inconsistent with such past practice. The Buyer agrees that no tax election will be made by Buyer which will affect Taxes of a year or period ending on or prior to Closing Date unless made with the prior written consent of Seller. Sellers reserve the right to make an election under Reg. P. 301.7701-3(c), which election shall be in effect prior to the Closing Date, with respect to the eligible foreign companies set forth in Section 7.6(b) of the DISCLOSURE SCHEDULE, which companies will all be single owner entities within the meaning of Reg. P. 301.7701-3. Furthermore, Sellers agree to indemnify Buyer for any capital or stamp taxes payable in connection with the capitalization of such entity that purchases the shares of any company for which the election in the previous sentence is made. Sellers' indemnity in the sentence immediately above shall be limited to the amount needed to be contributed to effect the transaction and shall not exceed the amount of the purchase price allocated to the entity.

               (c) CONTEST PROVISIONS. Buyer shall notify Sellers in writing upon receipt by Buyer or any of its Tax Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Companies for which Sellers would be required to indemnify Buyer pursuant to paragraph (a) of this Section 7.6. Sellers shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, PROVIDED, HOWEVER, that (i) to the extent that such actions would increase Buyer's Tax liability for periods beginning after the Closing Date, Sellers shall not take any position in such contest that is inconsistent with Sellers' past practice in filing its Tax Returns, and (ii) Buyer's representatives shall be permitted, at Buyer's expense, to be present at any such audit or proceeding. Prior to the settlement, either administratively or after the commencement of litigation, of any claim for Taxes which would adversely affect the liability for Taxes of Buyer, the Company or any Affiliate thereof for any period after the Closing Date, Sellers shall consult in good faith with Buyer concerning such settlement.

               (d) COOPERATION.

               (i) Buyer and Sellers agree to cooperate and share all required information on a timely basis in order to timely file all Tax Returns and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Companies until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, Buyer will give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so request and at Sellers' expense, Buyer will allow Sellers to take possession of such books and records. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.

               (ii) Within 90 days (if practicable) after the date of this Agreement, Sellers and Buyer shall meet and mutually agree to an allocation of the Purchase Price to determine the agreed fair market value of each item of the Shares and of the Assets to be sold by Sellers and acquired by Buyer pursuant to this Agreement. A schedule of such allocation shall be prepared ("Allocation") and Sellers and Buyer agree to file all Tax Returns in accordance with the Allocation and not to take or cause to be taken any action that would be inconsistent with or prejudicial to such Allocation. The allocation price for purchase of the companies specified on Section 7.6(b) of the DISCLOSURE SCHEDULE shall be mutually agreed upon no later than seven days prior to the Closing Date.


               (iii) To the extent that there is no adverse effect on either party, the parties agree to effect the purchase and sale of the Business related to Davis & Geck, Inc. as a purchase and sale of assets and assumption of liabilities.


               (e) ADJUSTMENT TO PURCHASE PRICE. Any payment by Buyer or Sellers under this Section 7.6 will be deemed an adjustment to the Purchase Price.

               (f) SURVIVAL OF OBLIGATIONS. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 12.3 of this Agreement, the obligations of the parties set forth in this Section 7.6 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

               (g) SECTION 338. At the request of Buyer, Sellers and Buyer shall make a joint election for all or some of the Companies under Section 338(h)(10) of the Code and/or under any applicable similar provisions of state law with respect to the purchase of the Shares (collectively, the "Section 338(h)(10) Elections"). Buyer shall be responsible for, and control the preparation of, all federal, state and local forms needed to make the Section 338(h)(10) Elections requested by Buyer and Buyer shall be responsible for any defects in such election. The Allocation will apply for all purposes of the Section 338(h)(10) Elections.

               7.7. COVENANT NOT TO COMPETE. (a) Sellers, for and on behalf of themselves and each of their respective Subsidiaries, agree that for a period of five years after the Closing Date, they shall not directly or indirectly own, manage, operate, control or otherwise engage in any Competitive Business (as hereinafter defined) anywhere in the world; PROVIDED, HOWEVER, that nothing herein contained shall be construed to prevent Sellers or any of their Subsidiaries from acquiring or merging with any business, Person or entity eighty percent (80%) or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses other than a Competitive Business; PROVIDED FURTHER that if Sellers or their Subsidiaries conclude an acquisition of or merger with any Person where more than twenty percent (20%) but less than fifty percent (50%) of such entity's consolidated revenues for the most recently completed fiscal year were attributable to a Competitive Business, Sellers or their Subsidiaries shall either:

                  (i) enter into an agreement to divest the Competitive Business within fifteen (15) months following the closing date of such acquisition or merger; or

                  (ii) obtain Buyer's consent that such divestiture does not have to be made.

         PROVIDED, FURTHER, that if Sellers or their Subsidiaries conclude an acquisition or merger of any Person where fifty percent (50%) or more of such Person's consolidated revenues for the most recently completed fiscal year were attributable to a Competitive Business, Sellers or their Subsidiaries shall enter into an agreement to divest the Competitive Business within three (3) months following the closing date of such acquisition or merger.

                  (b) "Competitive Business" shall mean that portion of a business that competes with the Business as it is conducted on the Closing Date, PROVIDED, HOWEVER, the Buyer acknowledges that the conduct of the business (which includes business derived from current research and development other than conducted in connection with the Business) of Sellers and their Affiliates as currently conducted (including the operations related to the Excluded Assets) shall not constitute operation of a Competitive Business.

                  (c) For income Tax purposes only, the parties hereto agree that a portion of the Purchase Price shall be allocated to the covenant provided for in this Section 7.7.

                  (d) Sellers agree that a monetary remedy for a breach of the covenants set forth in Section 7.7 will be inadequate and impracticable and further agree that such a breach would cause Buyer irreparable harm, and that Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, Sellers agree that Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine. If any provision of this
Section 7.7 is determined by a court of competent jurisdiction to be invalid in part, it shall be curtailed, both as to time and location, to the minimum extent for its validity under the applicable law and shall be binding and enforceable with respect to Sellers as so curtailed.

                  7.8. USE OF CERTAIN NAMES. Subject to the terms of the License Agreement, within 12 months after the Closing Buyer shall cause the Companies to revise product literature and labeling (including stickering), change packaging and stationery, and otherwise discontinue use of the names "American Cyanamid," "American Home Products," "AHP", "Lederle", "Cy", "Wyeth", "Quinton", "Q" and variations thereof (collectively, "Names"). In no event shall Buyer, or the Companies use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Companies during the 90 day period preceding the Closing. With respect to product inventory manufactured by the Companies or their Affiliates prior to the Closing, Buyer and the Companies may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing (not to exceed twenty-four months).

                  7.9. ANCILLARY AGREEMENTS. At the Closing, Sellers or their Affiliates and Buyer will enter into the Lease Agreements, Services Agreement, Supply Agreement and Transition Services Agreements.

                  7.10. TERMINATION OF SALE DISCUSSIONS. Sellers shall promptly terminate any and all pending discussions with prospective buyers of the Business. During the period between the date hereof and the Closing, unless this Agreement is terminated by either party in accordance with the provisions hereof, neither the Sellers nor their Affiliates nor any of their respective officers or agents will, directly or indirectly, solicit any offers, bids or indications of interest, or initiate negotiations with any Person, with respect to the Business, nor shall Sellers or their Affiliates furnish, or authorize any agent or representative to furnish, any information concerning the Business to any third party.

                  7.11. REMOVAL OF INTERNATIONAL ASSETS. As soon as reasonably practicable after the Closing, but in no event later than the respective period of services to be provided at each location pursuant to the Transition Services Agreement, Buyer shall arrange to have the Assets held by the Asset Transferor Entities set forth in Section 7.11 of the DISCLOSURE SCHEDULE removed from the premises of the Asset Transferor Entities holding such Assets, at Buyer's sole cost.

                  7.12. EXCLUDED ASSETS AND LIABILITIES. The parties acknowledge and agree that, to the extent assignable, Excluded Assets relating to the Companies will be transferred, conveyed or assigned, by dividend or otherwise, out of the Companies prior to the Closing and will not be included in the transactions contemplated herein.

                  7.13. ACCESS TO RECORDS AFTER EFFECTIVE TIME. (a) For a period of six years after the Closing, Sellers and their representatives shall have reasonable access to all of the books and records of the Business with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours, and Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.13. If Buyer or its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may elect.

                  (b) For a period of six years after the Closing Date, Buyer and its Affiliates and their respective representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or its Affiliates, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.13. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may elect.

                  7.14. DISCLOSURE SUPPLEMENT. Prior to Closing, Sellers shall deliver to Buyer supplements to the Disclosure Schedule and Exhibits, if appropriate, to reflect changes required to be disclosed as of the Closing Date. Disclosures contained in any supplements amending the DISCLOSURE SCHEDULE regarding matters occurring after the date hereof shall not be considered to be a breach of any representation or warranty contained herein, provided, however, that such supplemental disclosure shall not be taken into account with respect to Buyer's rights under Section 8.3(b).

                  7.15. AHP GUARANTY REMOVAL. Buyer agrees to use best efforts in cooperation with Sellers to substitute the guaranty of Buyer for AHP's guaranty under the agreements set forth in Section 7.15 of the DISCLOSURE SCHEDULE.

                  7.16. COOPERATION. If Buyer so requests, Sellers shall cooperate with Buyer in seeking an early termination and buy-out of the Distribution Agreement following the Closing on terms mutually agreeable to the Buyer and Lederle (Japan) Ltd.

                  7.17. ASSUMPTION OF AGREEMENTS. Effective as of the Closing,
(a) AHP hereby assigns to Buyer and Buyer hereby assumes and agrees to be bound by the obligations of AHP set forth in the purchase and sale agreement as if Buyer was the named party thereto between Sutures Renodex S.A. and Renolab S.A., dated June 14, 1996, as amended by the letter agreement dated June 17, 1996 and attached as Section 7.17 of the DISCLOSURE SCHEDULE, and (b) AHP hereby assigns to Buyer and Buyer hereby assumes and agrees to be bound by the obligations of AHP set forth in the letter agreement dated June 16, 1995 between AHP and Mitsui & Co., Ltd.

                                  ARTICLE VIII.

                                   CONDITIONS

                  8.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act or under other Competition Laws shall have expired or been terminated; and

                  (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by this Agreement.

                  8.2. CONDITIONS TO THE OBLIGATION OF SELLERS. The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by each of them hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement;

                  (c) Sellers shall have received the waivers and consents set forth in Section 8.2(c) of the DISCLOSURE SCHEDULE; and

                  (d) Buyer shall have furnished to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2(a) and (b) have been satisfied.

                  8.3. CONDITIONS TO THE OBLIGATION OF BUYER. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) Sellers and their Affiliates shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date;

                  (b) the representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement; and

                  (c) Sellers shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Sellers to the effect that all conditions set forth in Sections 8.3(a) and (b) have been satisfied.

                  (d) Buyer shall have received consents or waivers, as applicable, from (i) B. Braun Medical S.A. with respect to the continuation of the Joint Ventures in Spain and Portugal and related agreements as set forth in
Section 4.2(c)(ii) of the DISCLOSURE SCHEDULE; (ii) B. Braun Melsungen AG with respect to the continuation of the Joint Venture in Germany and related agreements set forth in Section 4.2(c)(ii) of the DISCLOSURE SCHEDULE; and (iii) Mitsui & Company Ltd. with respect to the assignment of a certain letter agreement related to the Nippon Sherwood Medical Industries, Ltd. and the continuation of such Joint Ventures with Buyer. In addition, Sellers shall have received written consents from the third parties listed in Section 8.3(d) of the DISCLOSURE SCHEDULE with respect to the assignment (or as a result of a change of control) of those contracts listed in such Section.

                                   ARTICLE IX.

                      AGREEMENTS WITH RESPECT TO EMPLOYEES
                              AND EMPLOYEE BENEFITS

                  9.1. U.S. EMPLOYEE PLANS. Sellers hereby represent and warrant to Buyer that:

                  (a) Section 9.1(a) of the DISCLOSURE SCHEDULE lists each employee benefit plan, as such term is defined in Section 3(3) of ERISA, which
(i) is subject to any provision of ERISA, (ii) is maintained by or contributed to by the Companies or Sellers, and (iii) covers Sherwood Employees, (hereinafter referred to collectively as the "U.S. Employee Plans"). With respect to each U.S. Employee Plan, Sellers have made available to Buyer a true and complete copy of the applicable plan document or summary plan description and the most recently filed IRS Form 5500. Sellers have provided Buyer with, or have caused to be provided to Buyer, complete age, salary, service and related data as of the most recent practicable date for all Employees.

                  (b) Except as disclosed in Section 9.1(b) of the DISCLOSURE SCHEDULE, none of the Companies nor any of the Companies' ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any Pension Plan which is subject to Title IV of ERISA. No Pension Plan has incurred any accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, and neither the Companies nor any ERISA Affiliate has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date. All contributions payable to each defined contribution pension plan, as defined in Section 3 (34) of ERISA, for all benefits earned and other liabilities arising through the Closing Date, determined in accordance with the terms and conditions of such plan, ERISA, and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the books or financial statements of the Business.

                  (c) Each U.S. Employee Plan that is intended to satisfy
Section 401(a) of the Code has received a determination letter from the Internal Revenue Service and to the knowledge of Sellers nothing has occurred since the issuance of each such letter which could reasonably affect its qualification.

                  (d) Section 9.1(d) of the DISCLOSURE SCHEDULE includes a list of (x) each management, employment, consulting, or other contract with any individual providing for the retention of personal services involving the payment of $160,000 or more, and (y) each plan or arrangement providing for vacation benefits, supplemental nonqualified benefits, severance benefits, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance (including retiree life and medical benefits), compensation or benefits which (i) is not a U.S. Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any of the Companies or Sellers, and (iii) covers Sherwood Employees, and dependents or beneficiaries thereof. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been made available to Buyer, are hereinafter referred to collectively as the "U.S. Benefit Arrangements".

                  (e) To the knowledge of Sellers, there is no pending or threatened material claim in respect of any of the U.S. Employee Plans or U.S. Benefit Arrangements other than routine claims for benefits. Each of the U.S. Employee Plans and U.S. Benefit Arrangements (i) has been administered in accordance with its terms in all material respects, and (ii) complies in form, and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, in all material respects. Except as disclosed in
Section 9.1(e) of the DISCLOSURE SCHEDULE, no investigation, audit or dispute relating to any U.S. Employee Plan is pending, or to Sellers' knowledge threatened, before any governmental agency.

                  (f) To the knowledge of Sellers, none of the Companies nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the U.S. Employee Plans which could subject any such plan (or its related trust) or any of the Companies or any officer, director or employee of any of the foregoing to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

                  (g) Except as disclosed in Section 9.1(g) of the DISCLOSURE SCHEDULE, none of the Companies has been required, or has any obligation, to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA, or has or expects to have any withdrawal liability assessed against it with respect to any such multiemployer plan.

                  (h) Except as disclosed in Section 9.1(h) of the DISCLOSURE SCHEDULE or as may be triggered by Buyer's failure to fulfill any of its obligations to Employees under Sections 9.3 and 9.4, none of the Companies have by reason of the transaction contemplated hereby, any obligation to make any payment to any Sherwood Employee pursuant to any plan or existing contract or arrangement.

                  9.2. INTERNATIONAL PLANS. Sellers hereby represent and warrant to Buyer that:

                  (a) Section 9.2(a) of the DISCLOSURE SCHEDULE lists each material employee benefit plan, program, policy or practice maintained or contributed to by any of the Companies or Asset Transferor Entities for the Sherwood International Employees (other than Governmental Authority mandated plans or funds maintained or contributed to by Companies and Asset Transferor Entities pursuant to Applicable Laws), including, without limitation, vacation, severance, disability, medical, dental, hospitalization, life insurance and incentive bonus, savings and retirement plans ("International Plans"). Summary descriptions of each International Plan will be made available to Buyer by Sellers.

                  (b) To the knowledge of Sellers, all International Plans are in compliance with, and have been administered in compliance with Applicable Laws, in all material respects and contributions required to be made to each such plan under the terms of the plan or any contract or labor or collective bargaining agreement or Applicable Law have been made or reserved.

                  9.3.  BUYER'S OBLIGATIONS TO EMPLOYEES.

                   (a) Buyer shall be obligated to continue the employment of the Employees or offer employment to Employees on the following basis:

                   (i) Buyer shall cause the Companies to continue the employment of all Employees;

                  (ii) With respect to Employees employed by the Asset Transferor Entities, except as set forth in subsection (iii) below, Buyer shall offer or cause an Affiliate of Buyer to offer to hire each such Employee on the Closing Date, in a comparable position, at the same or greater pay than that enjoyed by such Employee immediately prior to the Closing Date; and

                  (iii) Buyer agrees to offer employment to all union, work council or labor represented Employees and agrees to assume the terms and conditions of any union, work council or collective bargaining agreements as in effect on the Closing Date.

                  (b) Buyer shall make the following payments or provide the following notification to Employees whom it terminates after the Closing Date:

                  (i) After the Closing Date, the Companies or the Buyer, as the case may be, will have sole responsibility for any obligations or liabilities to Sherwood Employees at all locations under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Applicable Law;

                  (ii) Buyer shall make or cause the Companies to make a severance payment to each Sherwood Employee whose employment is terminated by the Buyer or the Companies because of a termination without cause (as defined) or reduction in the workforce or job elimination at any time within the 21-month period following the Closing Date; provided that such Sherwood Employee executes Buyer's standard liability release form and waives any recall or similar return to work rights. For exempt and non-exempt Sherwood Employees, the payment will be calculated on the basis of two weeks base pay for each full year of service to the Companies or Sellers or their Affiliates, with a minimum payment of 12 weeks and a maximum payment of 52 weeks; provided, however, that for individuals listed on Section 9.3(b)(ii) of the DISCLOSURE SCHEDULE, the minimum severance payment will be in accordance with the formula set forth therein, and provided further that for Sherwood Employees who earn greater than $75,000 U.S. per year, the minimum severance payment will be six months. No such severance payments shall be made if an Employee is terminated for "Cause" which for purposes of this Section shall be defined as (i) fraud, embezzlement against the Buyers or its Affiliates, falsification of records or similar acts; (ii) gross neglect of or a gross failure to perform substantial job duties, (iii) commission of a felony crime, or
         (iv) demonstrated substance abuse. Buyer shall or shall cause the Companies to make severance payments if a Sherwood Employee resigns from employment with the Company within 21 months after the Closing Date because (w) there is a reduction in his or her salary (other than for Cause); (x) there is a materially adverse reduction in the nature and extent of his or her job responsibilities; or (y) a condition of continued employment is a relocation of principal work place of greater than 25 miles (collectively "Constructive Termination"). Buyer shall also provide reasonable outplacement services consistent with the services provided to Buyer's similarly situated employees. Those reasonable services shall include one year for executives; six months for senior managers and professionals who earn $75,000 and above; three months for managers and professionals earning between $50,000 and $75,000; and one month for all other employees earning less than $50,000; and a three day workshop for all non-exempt, non-union employees.

                  (iii) Notwithstanding any other provision of this
         Article 9, in the event that Buyer or its Affiliates terminate an Employee who is covered by a collective bargaining agreement within the 21 month period after the Closing Date, Buyer shall, or shall cause the Companies or an Affiliate of Buyer as the case may be, to pay severance payments in accordance with the terms of such collective bargaining agreement;

                  (iv) For a period of three months following the termination of employment of a Sherwood Employee which triggers a severance payment under subsection (ii) or (iii) above, Buyer will also extend, or cause its Affiliate to extend coverage at Sellers' cost under its basic life insurance, medical, dental and prescription drug plans to such terminated Sherwood Employees and will extend or cause its Affiliates to extend coverage under its educational assistance plan to those terminated Sherwood Employees who participated in an educational assistance plan as of their date of termination; provided that Buyer shall remit to Sellers quarterly requests for payments of such costs; and

                  (v) Buyer shall, or shall cause the Companies or an Affiliate of Buyer as the case may be, to make a severance payment to each Sherwood International Employee whose employment is terminated within the 21-month period following the Closing Date provided that such Sherwood International Employee executes Buyer's standard liability release form, or whose employment is terminated or deemed to be terminated by operation of law as a result of the transactions contemplated herein, in an amount equal to the greater of the severance payment due in accordance with the applicable International Plan as set forth in Section 9.3(b)(v) of the DISCLOSURE SCHEDULE relating to severance payments or severance payments due in accordance with Applicable Laws. In addition, Buyer shall, or shall cause an Affiliate to make a severance payment if an International Employee resigns because of a Constructive Termination event. Buyer shall promptly reimburse Sellers for any payments in the nature of severance payments required to be made by an Asset Transferor Entity to a Sherwood International Employee as a result of the transactions contemplated herein.

                  9.4. TREATMENT OF SELLERS' U.S. EMPLOYEE PLANS AND U.S. BENEFIT ARRANGEMENTS.

                  (a) (i) No assets of any Pension Plans except as may be otherwise provided in Article 9, U.S. Employee Plan or U.S. Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates and the Buyer and its Affiliates shall assume no liability or obligation of Sellers, the Companies or any of their Affiliates under any of the U.S. Employee Plans, the U.S. Benefit Arrangements or the Pension Plans. Buyer shall be under no obligation to establish any pension plan or post retiree medical benefit plan to cover the Sherwood Employees subsequent to the Closing Date.

                  (ii) For a period of up to six months after the Closing Date or until such time as Buyer provides written notice to Sellers to cease administration, whichever is earlier, Sellers shall continue to provide administration for Sherwood Employees under mirror image plans established by Sellers in Buyer's name with Buyer as sponsor, and in addition Sellers shall pay all costs of such benefits provided to such Sherwood Employees in an amount not to exceed $7.1 million. Such plans include Sellers' medical, hospitalization, dental, prescription drug, death, life insurance, accidental death and dismemberment, spending accounts, short-term disability and long-term disability benefits ("Buyers' U.S. Welfare Plans"). Buyer shall reimburse Sellers for all costs and expenses associated with respect to administering the Buyers' U.S. Welfare Plans during such interim period under the mirror image plans referenced above and shall be responsible for all costs of such benefits in excess of $7.1 million.

                  (iii) For a period of up to six months after the Closing Date, the Companies and Buyer shall provide the Sherwood Employees with (in the aggregate) substantially equivalent plans, benefits, programs, and policies and in the same location, subject however to the rights of Buyer, the Companies or any Affiliate of Buyer to terminate any Sherwood Employee at will after the Closing Date; PROVIDED HOWEVER, that the Companies and Buyer shall not be obligated to provide any type of pension plan benefit to the Sherwood Employees.


                  (iv) The Companies and the Buyer shall assume all obligations under all union and labor contracts to the extent related to Sherwood Employees (employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement).

                  (v) At the expiration of the six-month period following the Closing Date, Buyer shall provide the Sherwood Employees with plans, programs, policies and benefits no less favorable than those offered to similarly situated employees of Buyer.

                  (b) Sellers shall amend, or cause the Companies to amend, its Pension Plans to provide that all service completed by the Sherwood Employees for Buyer or its Affiliates after the Closing Date shall be recognized for purposes of vesting and satisfying any requirements for early retirement subsidies under

Sellers' Pension Plans; provided, however, that if the cessation of accruals for the Sherwood Employees under any of the Sellers' Pension Plans results in a partial termination of that Pension Plan, Sellers shall fully vest the affected Sherwood Employees in that Pension Plan. In addition, Sellers shall amend its Pension Plans, at Sellers' sole cost and expense, to credit Sherwood Employees with credited service with Buyer for up to one additional year of service after the Closing Date, provided, however, that such service shall only be credited to the extent it does not adversely affect the qualified status of the Plan.

                  (c) Sellers shall amend, or cause the Companies to amend, the American Home Products Corporation Savings Plan, the American Home Products Corporation Savings Plan-Puerto Rico and the Cyanamid Union Employees Savings Plan (the "Sellers' U.S. Savings Plans") to provide that all Sherwood Employees are fully vested in their account balances under the Sellers' U.S. Savings Plans as of the Closing Date. Buyer shall recognize Sherwood Employees' service with Sellers or their Affiliates for purposes of determining eligibility to participate, vesting of benefits and eligibility for company matching contributions in Buyer's savings plans ("Buyer's Savings Plans") after the Closing Date. Sellers shall transfer the assets and liabilities attributable to the Sherwood Employees from Sellers' U.S. Savings Plans to Buyer's Savings Plans which meet the requirements of Section 401(a) of the Code or Section 165 of the Puerto Rico Tax Act, as soon as practicable following the Closing Date.

                  (d) With respect to the Sherwood Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, spending account or disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date, and Buyer shall assume all liability for claims arising after the Closing Date under its group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental, spending account or disability plan. For purposes of this Section 9.4(d) claims shall be deemed to have arisen:

                   (i) With respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                  (ii) With respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

                  (iii) With respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

                  (iv) With respect to worker's compensation claims which are single accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

                  (e) Buyer maintains medical, hospitalization, dental, prescription drug, death, life insurance, accidental death and dismemberment, spending accounts, short-term disability and long-term disability benefit plans for its employees covered by this Section 9.4(e) ("Buyer's U.S. Welfare Plans"). Subject to the provisions of Section 9.4(a)(ii) above, as of the Closing Date, all Sherwood Employees shall be eligible to participate in Buyer's U.S. Welfare Plans in accordance with the terms of such plans, and employment with Sellers or their Affiliates will be taken into account for purposes of determining eligibility to participate and benefits under Buyer's U.S. Welfare Plans; provided, however, that

                  (i) Sherwood Employees shall participate under Buyer's U.S. Welfare Plans as of the day after the Closing Date without any waiting periods, without evidence of insurability, and without application of any pre-existing physical or mental condition limitations except to the extent applicable under similar plans maintained by Sellers; and

                  (ii) Buyer shall count claims arising on or prior to the Closing Date for purposes of satisfying deductibles, out-of pocket maximums, and all other similar limitations.

                  (f) Sellers maintain a program of medical and life insurance benefits for certain retired employees ("AHP U.S. Retiree Welfare Plans"). As of the Closing Date, all Sherwood Employees who satisfy the eligibility criteria for benefits as of such date under the AHP U.S. Retiree Welfare Plans shall receive such benefits from the AHP U.S. Retiree Welfare Plans following their termination from Buyer or its Affiliates in accordance with the terms of the AHP U.S. Retiree Welfare Plans as of such date. Sellers recognize that Buyer does not and will not be required to maintain any U.S. retiree welfare plans. Sellers shall retain any and all liabilities or obligations relating to or arising out of the AHP Retiree Welfare Plans.

                  (g) Buyer shall be responsible for any legally mandated continuation of health care coverage for all Sherwood Employees and/or their covered dependents who have a loss of health care coverage due to a qualifying event (as defined in Section 4980B of the Code) that occurs after the Closing Date.

               9.5. INTERNATIONAL EMPLOYEES OF THE EUROPEAN UNION
("EU").

                  (a) Notwithstanding Section 9.3(a)(ii), Sellers and Buyer accept and agree that the transfer of employment of the Sherwood International Employees in the EU countries (hereinafter referred to as "European Employees") will be effected and governed by the Transfer Provisions (defined below) and accordingly the contract of employment of each European Employee shall be assumed by Buyer or its Affiliate with effect from the Closing Date which shall be the time of transfer under the Transfer Provisions.

                  (b) Buyer shall ensure that its Affiliates (where necessary) comply with their respective obligations under the Transfer Provisions and upon request provide Sellers or the relevant Sellers' Affiliate with such information as will enable either Sellers or its Affiliate as the case may be to carry out its duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer.

                  (c) "Transfer Provisions" means any legislation implementing the provisions of Directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.

                 9.6. TREATMENT OF SELLERS' INTERNATIONAL PLANS.

                  (a) With respect to those countries where Sherwood International Employees are employed on the Closing Date, for a period of up to six months after the Closing Date or until such time that buyer provides written notice to Sellers to cease administration, whichever is earlier, Sellers shall continue to provide administration for Sherwood International Employees under mirror image plans established by Sellers in Buyer's name with Buyer as sponsor. Such plans include Sellers' retirement (defined benefit and defined contribution) plans, savings plans, medical, hospitalization, dental, prescription drug, death, life insurance, accidental death and dismemberment, spending accounts, short-term disability and long-term disability benefits ("Buyer's International Retirement, Savings & Welfare Plans"). Buyer shall reimburse Sellers for all costs and expenses associated with respect to administering the Buyer's International Retirement, Savings & Welfare Plans during such interim period. For a period of six months after the Closing Date, the Companies and Buyer shall provide the Sherwood International Employees with (in the aggregate) substantially equivalent plans, benefits, programs, and policies and in the same location, subject however to the rights of Buyer, the Companies or any Affiliate of Buyer to terminate any Sherwood International Employee at will after the Closing Date. At the expiration of the six-month period following the Closing Date, Buyer shall provide, or cause its Affiliates to provide, the Sherwood International Employees with plans, programs, policies and benefits no less favorable than those offered to similarly situated employees of Buyer. Buyer shall recognize all service completed by the Sherwood International Employees with Sellers or their Affiliates for purposes of such plans, programs and benefits. PROVIDED, HOWEVER, that (i) Sherwood International Employees shall participate under Buyer's International Welfare Plans without any waiting periods, without any evidence of insurability, and without application of any pre-existing physical or mental condition limitations, except to the extent applicable under Sellers' International Plans, and (ii) Buyer shall count claims arising on or prior to the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums, and other similar limitations.

                  (b) Except as expressly set forth in this Section 9.6(c), or as required by Applicable Law, no assets of any International Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Buyer shall assume no obligations or liabilities with respect to any International Plans pursuant to which no assets are transferred to Buyer. Buyer shall assume, or cause its Affiliates to assume, the assets and liabilities of any defined contribution plan, individual account plan, or fully insured plan without potential for reversion, maintained by Sellers, the Companies or any Affiliates for the benefit of the Sherwood International Employees. With respect to any defined benefit plan which is required under Applicable Law to transfer assets and liabilities to the Buyer and with respect to the International Plans set forth on Section 9.6(c) of the DISCLOSURE SCHEDULE, the assets and liabilities to be transferred shall be based on reasonable actuarial assumptions and generally accepted valuation methods as determined by Sellers' actuary subject to the review of the Buyer's actuary. In the event the actuaries are unable to agree on the valuation of the assets and liabilities, the parties shall appoint an independent third party actuary to act as expert. If the parties cannot agree on an independent third party actuary, one shall be appointed by the Institute of Actuaries in London. The parties shall share in the cost arising from the appointment of such independent third party expert. Sellers shall take whatever action is reasonably required to ensure that such plans and arrangements and all related plan assets or reserves are maintained by, and subject to the control of, the Companies on or prior to the Closing Date.

                  (c) Sellers shall, and shall cause its Affiliates, to fully vest the Sherwood International Employees in any accounts maintained under any International Plans as of the Closing Date which are defined contribution in nature. Buyer shall recognize each Sherwood International Employee's service with Sellers and Sellers' Affiliates for purposes of determining retirement and savings plan eligibility for participation, vesting of benefits, and service requirements for disability, subsidized early retirement and preretirement death benefits under the appropriate Buyer's International Retirement and Savings Plans, but not benefit accrual purposes under the appropriate Buyer's International Retirement Plan.

                  (d) With respect to all Sherwood International Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan, whether or not insured, for any claims incurred on or prior to the Closing Date and Buyer shall assume, all liability for claims arising after the Closing Date under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan. For purposes of this Section 9.6(e), claims shall be deemed to have arisen:

                  (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

                  (ii) with respect to disability or salary continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

                  (iii) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

                  (iv) with respect to worker's compensation claims which are single accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

                  9.7. STOCK OPTIONS. AHP shall be responsible for and incur the costs of stock option compensation, if any, for all Employees with stock options from AHP. This includes payments, if any, that may be made to Employees relating to non-exercisable stock options as of the Closing Date. AHP shall be liable for any payments, withholding obligations and reporting obligations that arise on or after the Closing Date under this Section 9.7 under any applicable AHP Stock Option or Stock Incentive Plan in accordance with its terms.

                  9.8. NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) or any persons in respect of continued employment with any of the Companies, with Sellers, or with any of their

Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any U.S. Employee Plan or U.S. Benefit Arrangement, any International Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the right of Buyer, any of the Companies or any Affiliates of Buyer to terminate any Employee at will.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

                  10.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual consent of Buyer and Sellers;

                  (b) by Buyer or Sellers if the Closing shall not have occurred on or prior to May 15, 1998, PROVIDED, HOWEVER, that the right to terminate under this Section 10.1(b) shall not relieve any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date of any liability of such party to the other party hereunder for such failure; or

                  (c) subject to Section 7.4, by Buyer or Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

                  The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

                  10.2. EFFECT OF TERMINATION. Except as set forth in Sections
7.1 and 7.3, upon the termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the others, except that nothing herein shall relieve any party from liability for breach of any provision of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.

                                   ARTICLE XI.

                                 INDEMNIFICATION

                  11.1. INDEMNIFICATION. (a) Except with respect to any claim related to Taxes for which Section 7.6 of this Agreement shall provide the sole and exclusive remedy, and subject to Section 11.3, Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (being hereafter referred to in this Article 11 as "Costs"), arising from or attributable to:

                   (i) the breach of any representation or warranty made by Sellers in this Agreement (other than in Section 11.1(g));

                  (ii) any failure of Sellers duly to perform or observe any covenant or agreement to be performed or observed by Sellers pursuant to this Agreement; and

                  (iii) the Excluded Liabilities and, to the extent remaining in the Companies, the categories of liabilities contained in the Excluded Liabilities.

                  (b) Except with respect to any claim related to Taxes for which Section 7.6 of this Agreement shall be the sole and exclusive remedy of Sellers, Buyer shall indemnify and hold harmless Sellers, their officers, directors, employees and Affiliates from Costs arising from or attributable to:

                   (i) the breach of any representation or warranty made by Buyer in this Agreement;

                  (ii) any failure of Buyer duly to perform or observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

                  (iii) the Assumed Liabilities;

                  (iv) except for the matters for which Sellers would be obligated to indemnify Buyer under Sections 11.1(a), (d), (e), (f) and
         (i) and 7.6, any other liabilities of the Companies and any liabilities of Sellers or its Affiliates arising out of, or relating primarily to, the Business after the Closing; and

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



                  (v) AHP's guaranty obligations described in Section
         7.15 of the DISCLOSURE SCHEDULE.

                  (vi) any violation of Environmental Laws arising out of or relating to any of the Real Property or any premises at which the Business has been conducted, or any Release or threatened Release of any Hazardous Substance at any of the Real Property or any premises at which the Business has been conducted, or at, on or beneath any third party waste disposal site to which any Hazardous Substance has been sent by the Companies, or to the extent related to the Business, the Buyer or its Affiliates (or any successor to the Business) on or after the Closing Date and for which, in each case, only to the extent that Buyer is not entitled to indemnification pursuant to Sections 11.1(e) or 11.1(f).

         (c) Notwithstanding any time or dollar limitations placed on Sellers' or Buyer's indemnification obligations contained elsewhere in this Agreement which shall not apply to this subparagraph (c), Sellers and Buyer shall indemnify the other for all Taxes for the periods and in the manner described in
Section 7.6 and Buyer will satisfy all its obligations thereunder.

         (d) Notwithstanding any time or dollar limitations placed upon Sellers' indemnification obligations elsewhere in this Agreement which shall not apply to this subparagraph (d), Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling Persons for all Costs based upon, arising out of or resulting from all occurrences of injuries before the Closing based upon, arising out of or resulting from the use of a product of the Business and Buyer shall indemnify, defend and hold harmless Sellers and their respective Affiliates, officers, directors, employees and controlling Persons for all Costs based upon, arising out of or resulting from all occurrences of injuries after the Closing based upon, arising out of or resulting from the use of a product of the Business.

         (e) Notwithstanding any time or dollar limitations placed upon Sellers' indemnification obligations elsewhere in this Agreement, which shall not apply to this subparagraph (e), Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling persons against any and all Costs, whether arising under Environmental Laws or at common law, and whether or not such matters are disclosed pursuant to this Agreement, arising out of or resulting from:

                  (i) (A) any pre-Closing Date violation of Environmental Laws by the Sellers, the Asset Transferor Entities or the Companies arising out of or relating to any of the Real Property or any premises at which the Business has been conducted of which Sellers have knowledge, including without limitation, those matters disclosed in Section 11.1(g) of the DISCLOSURE SCHEDULE or (B) any Release or threatened Release of any Hazardous Substance arising out of or resulting from the preClosing Date conduct of the Business by the Sellers, the Asset Transferor Entities or the Companies at any of the Real Property or any premises at which the Business has been conducted of which Sellers have knowledge, including without limitation, those matters disclosed in Section 11.1(g) of the DISCLOSURE SCHEDULE or (C) any Release or threatened release of any Hazardous Substance of which Sellers have knowledge generated prior to the Closing by the Companies or, to the extent related to the Business, Sellers or the Asset Transferor Entities at, on or beneath any third party waste disposal site to which such Hazardous Substance has been sent prior to Closing, including without limitation, those matters disclosed in Section 11.1(g) of the DISCLOSURE SCHEDULE; and

                  (ii) any liabilities or Costs arising out of or resulting from the presence or Release of any Hazardous Substance prior to the Closing Date at, on, or beneath any of the Real Property or any premises at which the Business has been conducted whether or not attributable to the operations of the Sellers, the Asset Transferor Entities or the Companies of which Sellers have knowledge, including without limitation, those matters disclosed in Section 11.1(g) of the DISCLOSURE SCHEDULE.

         (f) Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling persons against any and all Costs, whether arising under Environmental Laws or at common law, arising out of or resulting from: (A) any pre-Closing Date violation of Environmental Laws by Sellers, the Asset Transferor Entities or the Companies arising out of or relating to any of the Real Property or any premises at which the Business has been conducted of which Sellers have no knowledge, or (B) any Release or threatened Release of any Hazardous Substance arising out of or resulting from the pre-Closing Date conduct of the Business by the Sellers, the Asset Transferor Entities or the Companies at any of the Real Property or any premises at which the Business has been conducted of which Sellers have no knowledge; or (C) any Release or threatened Release of any Hazardous Substance of which Sellers have no knowledge generated prior to the Closing Date by the Companies or, to the extent related to the Business, the Sellers or the Asset Transferor Entities at, on or beneath any third

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



party waste disposal site to which such Hazardous Substance has been sent prior to Closing.

         Sellers indemnification obligations contained in this Section 11.1(f) shall only apply to claims made by Buyer which are tendered to Sellers within five (5) years of the Closing Date. In addition, Buyer, the Companies and their Affiliates, officers, directors, employees and controlling persons shall not be entitled to receive any Costs for any individual claim under this Section 11.1(f) until the aggregate amount of said claim suffered shall exceed $100,000; at which time the indemnification hereunder shall apply to all Costs in excess of $100,000. Furthermore, the maximum liability under this Section 11.1(f) for Sellers shall not exceed $40,000,000 in the aggregate. For purposes hereof, Costs arising out of or resulting from the same event shall constitute an individual claim.

         (g) Solely for purposes of establishing certain matters as to which Sellers have knowledge, for purposes of Section 11.1(e), Sellers hereby confirm that, except as disclosed in Section 11.1(g) of the DISCLOSURE SCHEDULE, to the knowledge of Sellers:

                  (i) the Companies, the Asset Transferor Entities and/or the Sellers have obtained those material environmental permits, licenses or approvals required by law and necessary for the conduct of the Business other than those the absence of which would not reasonably be expected to have a Material Adverse Effect and are in compliance with such permits and other requirements of applicable Environmental Laws except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

                  (ii) none of the Companies, or, to the extent related to the Business, the Asset Transferor Entities or Sellers has received any written notice of and is not otherwise aware of any claims by any Governmental Authority alleging a violation of any Environmental Laws which have not been complied with and no such actions are threatened;

                  (iii) the Real Property does not contain any underground storage tanks, surface impoundments containing any Hazardous Substance, PCB-containing materials or any exposed, friable asbestos-containing materials;

                  (iv) none of the Companies, or, to the extent related to the Business, the Asset Transferor Entities or Sellers has received any written notice, claim, or request for information relating to any third party waste disposal site or former property, alleging that either of them is or may be liable to any Person or Governmental Authority as a result of a Release or threatened Release by any of the Companies, or, to the extent related to the Business, the Asset Transferor Entities or Sellers or generated by any of the Companies, or, to the extent related to the Business, the Asset Transferor Entities or Sellers; and

                  (v)  there has been no Release at or on any Real Property.

         (h) Notwithstanding any other provisions contained in Section 11.1, (A) Sellers shall have the power and right to direct, manage, and control, and take such actions as are reasonably necessary in connection with, any defense, remediation, or other resolution of any claim, event or condition subject to indemnification under Sections 11.1(e) and 11.1(f), provided that Sellers shall have first notified and consulted with Buyer with respect thereto; (B) Buyer agrees that, in exercising its rights under Sections 11.1(e) and 11.1(f), no environmental audit or other assessment will be undertaken for the purpose of discovering any conditions that might result in Costs with respect to which Sellers would be required to provide indemnification pursuant to Sections 11.1(e) or 11.1(f) unless required to do so by a demand, complaint, order or directive of a Governmental Authority acting within the scope of its jurisdiction or authority, except that Buyer may conduct reasonable environmental inspections and compliance audits and assessments of the Business and its assets and properties in the ordinary course as part of a compliance program so long as any inspection or audit is performed in a manner consistent with the manner in which Buyer generally conducts such inspections or audits for its other facilities. To the extent that a bona fide prospective purchaser of any of the Real Property requests authorization to conduct an environmental assessment of such property in the course of its due diligence investigation with respect to such purchase, Buyer may permit the conduct of a nonintrusive Phase I investigation of such property and, upon prior notice to Sellers, permit a Phase II intrusive investigation of such property, which such Phase II shall be subject to Sellers' prior review and comment.

         (i) Notwithstanding any time or dollar limitations placed upon Sellers' indemnification obligations elsewhere in this Agreement, which shall not apply to this subparagraph (i), Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Companies and their respective Affiliates, officers, directors, employees and controlling persons against any and all Costs in connection with any lawsuits, actions or proceedings, pending, as of the Closing Date against (x) any of the Companies or (y) any of the Sellers or the Asset Transferor Entities relating to the Business, including without limitation, all of such lawsuits, actions or proceedings listed in Sections 4.11(a) and (b) of the DISCLOSURE SCHEDULE.

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



                  11.2. PROCEDURES. (i) Promptly after the receipt by any Person entitled to indemnity hereunder of notice under this paragraph 11.2, of (a) any claim or (b) the commencement of any action or proceeding, such Person (the "Aggrieved Party") will, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Article 11, (the "Indemnifying Party") give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding, or any litigation resulting from such claim; provided that the failure of the Aggrieved Party to give such notice or delay thereof shall not affect the Aggrieved Party's rights to indemnification hereunder except to the extent such failure or delay impairs the Indemnifying Party's ability to contest any such claim, action, proceeding or litigation, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense. This duty on the part of the Aggrieved Party to cooperate in such defense shall include, but not be limited to, making available present and former employees to act as witnesses, consult with counsel, and assist in the location and production of documents at the reasonable out-of-pocket cost of the Indemnifying Party. The Aggrieved Party shall make available to the Indemnifying Party all books and records as may have relevance to the litigation. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within 15 days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all Costs caused by or arising out of any settlement or any judgment in connection with such claim or litigation resulting therefrom, (subject to Section 11.3, if applicable). The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation, PROVIDED that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

                  (ii)     If the Indemnifying Party shall not assume the

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



defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded (subject to the limitation set forth in Section 11.3) in such claim or litigation less (except in cases in which the Minimum Loss provisions are inapplicable) the Minimum Loss not already incurred, or shall deliver to the Aggrieved Party a surety bond or an insurance policy specifically covering such amount, in either case in form and substance reasonably satisfactory to the Aggrieved Party, in such amount, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all Costs incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation, subject to
Section 11.3. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any Costs incurred by the Aggrieved Party in the defense against such claim or litigation, subject to Section 11.3.

                  (iii) If there shall be any conflicts between the provisions of this Section 11.2 and Section 7.6(c) (relating to Tax contests), the provisions of Section 7.6(c) shall control with respect to Tax contests.

                  11.3. LIMITATIONS. An Aggrieved Party shall not be entitled to recover any Costs under Section 11.1(a)(i) (other than in respect of Sections
4.2 and 4.17 as to which this Section 11.3 shall not apply) until the aggregate amount of the Costs suffered by the Aggrieved Party thereunder shall exceed $15 million (the "Minimum Loss"), at which time the indemnification provided under
Section 11.1(a)(i) shall apply to all Costs in excess of the Minimum Loss. The maximum liability under Section 11.1(a)(i) for an Indemnifying Party shall not exceed $300 million in the aggregate. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to indemnification under Article 11 with respect to any matter to the extent a Purchase Price adjustment has been made with respect thereto pursuant to Section 3.6 or Section 7.6(e).

                  11.4. INDEMNIFICATION AS SOLE REMEDY. The indemnification provided in this Article 11, subject to the limitations set forth herein, and
Article 7, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party arising out of or relating to this Agreement and the purchase and sale of the Business hereunder.

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



                                  ARTICLE XII.

                               GENERAL PROVISIONS

                  12.1. PUBLIC STATEMENTS. Prior to the Closing, or afterward, so long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that such consent shall not be required where such release or announcement is required by applicable law. Notwithstanding the foregoing, Buyer shall be under no obligation to consult with Sellers regarding any announcement insofar as it concerns the operations of the Business.

                  12.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                  (a)  if to Sellers:

                       c/o American Home Products Corporation
                       Five Giralda Farms
                       Madison, New Jersey 07940
                       Attention: Chief Financial Officer
                       Telecopier Number: (973) 660-7156

                       with a copy to:

                       American Home Products Corporation
                       Five Giralda Farms
                       Madison, New Jersey 07940
                       Attention: Senior Vice President and General Counsel Telecopier Number: (973) 660-6030

                  (b)  if to Buyer:

                       Tyco International (US) Inc.
                       One Tyco Park
                       Exeter, NH  03833
                       Attention: Chief Financial Officer
                       Telecopier Number: (603) 778-7330

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


                               with a copy to:

                               Tyco International (US) Inc.
                               One Tyco Park
                               Exeter, NH  03833
                               Telecopier Number: (603)778-7700


                  Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

                  12.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained in Articles 4 and 5, and Sections 9.1 and 9.2 hereto shall survive the Closing and shall remain in full force and effect, PROVIDED, however, that (a) the representations and warranties in Section 4.6 and the provisions of Section 7.6 and Section 11.1(c) with respect to Taxes shall survive until the applicable statute of limitations (or any extension thereof) has run for such Tax, (b) the representations in Sections 4.2, 4.17 and 5.13 shall survive without limitation as to time and (c) all other representations and warranties shall expire 18 months after the Closing Date. Notwithstanding the foregoing, with respect to any matter as to which any Aggrieved Party has notified the Indemnifying Party in accordance with this Agreement on or prior to the date that the indemnification obligation of the Indemnifying Party would otherwise terminate in accordance with this Section 12.3, the indemnification obligation of the Indemnifying Party shall continue until the liability of the Indemnifying Party shall have been determined pursuant to this Agreement, and the Indemnifying Party shall have reimbursed the Aggrieved Party for the full amount of such Costs for which the Indemnifying Party is responsible under this Agreement.

                  12.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  12.5. WAIVER. At any time prior to the Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

                  12.6. PARTIES IN INTEREST. This Agreement may not be assigned by a party without the prior written consent of the other parties hereto; provided, however, that Buyer may assign

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



its rights and obligations herein to a Permitted Assignee(s) so long as Buyer remains primarily liable for the obligations of Buyer contained herein. This Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and, subject to the first sentence of this Section, its successors and assigns.

                  12.7. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other Person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  12.8. DISCLOSURE SCHEDULE. The disclosure of any matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Sellers or Buyer of its requirement to be disclosed or to otherwise imply that any such matter is material for the purposes of this Agreement.


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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                             AMERICAN CYANAMID COMPANY


                                             By: /s/ Gerald A. Jibilian
                                                --------------------------------
                                                Name:
                                                Title:

                                             AMERICAN HOME PRODUCTS CORPORATION

                                             By: /s/ Gerald A. Jibilian
                                                --------------------------------
                                                Name:
                                                Title:

                                             AHP SUBSIDIARY HOLDING CORPORATION

                                             By: /s/ Gerald A. Jibilian
                                                --------------------------------
                                                Name:
                                                Title:

                                                TYCO INTERNATIONAL (US) INC.

                                             By: /s/ Irving Gutin
                                                --------------------------------
                                                Name:   Irving Gutin
                                                Title:  Sr. Vice President



                                       69